EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             BULLDOG HOLDINGS, INC.,

                          MILLIE SUB ACQUISITION, LLC,

                            THE EXCITE NETWORK, INC.

                               MAXWORLDWIDE, INC.,

                                   L90, INC.,

                        PICASSO MEDIA ACQUISITION, INC.,

                                       AND

                                 MILLIE SUB, LLC



                           Dated as of March 12, 2003


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Portions of this document have been redacted pursuant to a Request for
Confidential Treatment filed with the Securities and Exchange Commission. Redacted portions are indicated with the notation "*****".


                                                                    Exhibit  2.1

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 12th day of March, 2003 by and among Bulldog Holdings, Inc., a Delaware corporation ("Bulldog"), The Excite Network, Inc., a Delaware corporation ("Evita"), Millie Sub Acquisition, LLC, a Delaware limited liability company ("Evita Sub"), MaxWorldwide, Inc., a Delaware corporation ("Millie"), L90, Inc., a Delaware corporation ("L90"), Picasso Media Acquisition, Inc., a Delaware corporation ("Picasso Media"), and Millie Sub, LLC, a Delaware limited liability company ("Millie Sub"). Certain terms used and not otherwise defined in the text of this Agreement are defined in Article I of this Agreement.

                               W I T N E S S E T H
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            WHEREAS, the Boards of Directors of Evita, Millie, L90 and Picasso
Media and the managers and/or members of Evita Sub and Millie Sub have approved and deem it advisable and in the best interests of the stockholders of such corporations and the members of such limited liability companies to effect a business combination of Evita Sub and Millie Sub through the transactions provided for herein, as a result of which Evita Sub shall merge with and into Millie Sub, with Millie Sub surviving as a wholly-owned Subsidiary of Evita (the "Merger");

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings specified for all purposes of this Agreement.

            Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Article I, shall be construed in accordance with GAAP.

            "Act" means the Delaware Limited Liability Company Act.

            "Action" means any action, claim, dispute, proceeding, suit or investigation (whether civil, criminal, administrative or investigative), or any appeal therefrom.

            "Affiliate" of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and


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policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" has the meaning set forth in the Preamble.

            "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

            "Audit" has the meaning set forth in Section 2.11(d) hereof.

            "Audit Period" has the meaning set forth in Section 2.11(d) hereof.

            "Bulldog" means Bulldog Holdings, Inc., a Delaware corporation.

            "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

            "Cause" with respect to an employee means misappropriation of funds or property, commission of an act constituting fraud, gross negligence or willful misconduct, failure or refusal to perform the material duties of such employee's position, or commission of a felony or other crime involving moral turpitude.

            "CERCLA" has the meaning set forth in Section 3.21(b) hereof.

            "Certificate of Merger" has the meaning set forth in Section 2.2 hereof.

            "Closing" has the meaning set forth in Section 2.3 hereof.

            "Closing Cash" has the meaning set forth in Section 2.8(a)(i) hereof.

            "Closing Date" has the meaning set forth in Section 2.3 hereof.

            "Closing Date Balance Sheet" has the meaning set forth in Section 2.11(a) hereof.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Constituent Companies" has the meaning set forth in Section 2.1 hereof.

            "Contingent Cash" has the meaning set forth in Section 2.8(a)(iii) hereof.

            "Contingent Cash Period" has the meaning set forth in Section 2.8(g)(ii) hereof.

            "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

            "Deferred Cash" has the meaning set forth in Section 2.8(a)(ii) hereof.

            "Effective Time" has the meaning set forth in Section 2.2 hereof.


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            "Encumbrances" has the meaning set forth in Section 3.2(b) hereof.

            "Environmental Claim" means any written claim, action, cause of action, investigation, request for information, or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) of Millie or any Millie Subsidiary arising out of, based on, or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by Millie or any Millie Subsidiary, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Law" means any Law of any Governmental Entity relating to the regulation or protection of human health, safety, or the environment or to emissions, discharges, releases, or threatened releases of Hazardous Material, pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes into the environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Event of Default" has the meaning set forth in Section 2.8(i).

            "Evita" means The Excite Network, Inc., a Delaware corporation.

            "Evita Sub" means Millie Sub Acquisition, LLC, a Delaware limited liability company.

            "Evita Sub Operating Agreement" means the Operating Agreement of Evita Sub, LLC, dated as of March 4, 2003, as amended from time to time.

            "Evita Sub Membership Interests" means the membership interests in Evita Sub.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Expiration Date" has the meaning set forth in Section 8.1(b) hereof.

            "Fairness Opinion" has the meaning set forth in Section 5.1(j) hereof.

            "Final Net Working Capital Amount" has the meaning set forth in
Section 2.11(a) hereof.

            "Financing Statement" has the meaning set forth in Section 5.1(l) hereof.

            "First Anniversary" has the meaning set forth in Section 2.8(f) hereof.

            "GAAP" means United States generally accepted accounting principles consistently applied.


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            "Governmental Entity" means any Federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

            "Gross Billings" has the meaning set forth in Section 2.8(g)(i) hereof.

            "Hazardous Material" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCB's); (B) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited, or regulated by any Governmental Entity under any Environmental Law.

            "Independent Accounting Firm" has the meaning set forth in Section 2.11(e) hereof.

            "Intellectual Property" means trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing) and all content and information contained on any website; Software; technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models, and methodologies; and any licenses to use any of the foregoing.

            "IRS" means the Internal Revenue Service.

            "Law" means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction and any other similar act or law.

            "L90" means L90, Inc., a Delaware corporation and wholly-owned Subsidiary of Millie, and a member of Millie Sub.

            "Material Adverse Effect" means any change in or effect on the business of such Person (or, in the case of Millie or Millie Sub, the Millie Online Business) that, individually or in the aggregate (taking into account all other such changes or effects) is, or is reasonably likely to be, materially adverse to the business, liabilities, properties or assets of such Person (or such business, as the case may be); provided that (a) the failure to retain or hire employees and the consequences thereof shall not itself be deemed to be a Material Adverse Effect, (b) circumstances, developments, changes in or effects on general economic or financial or securities market conditions in the United States and elsewhere or changes affecting the industry generally in which a Person operates


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(whether or not such circumstances, developments, changes or effects are the direct or indirect result of the initiation, continuation, escalation or cessation of armed hostilities involving or the declaration of war by or against the United States or its territories), provided that such changes do not affect such Person in a materially disproportionate way, shall not itself be deemed to be a Material Adverse Effect, (c) any change or effect caused by or relating to, the announcement of or pendency of the Merger shall not itself be deemed to be a Material Adverse Effect, (d) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof shall not itself be deemed to be a Material Adverse Effect, (e) any loss of customers from one party to another shall not itself be deemed to be a Material Adverse Effect, (f) any change or effect caused by, or relating to, Millie's offline or Direct businesses or operations shall not in and of itself be deemed to be a Material Adverse Effect, (g) any adverse change or development in (i) the current investigation of Millie or any of its Subsidiaries or any of their respective current or former directors, officers or employees by the Securities and Exchange Commission's Division of Enforcement (the "SEC Investigation") or (ii) any of the civil litigation filed, instituted or otherwise initiated against Millie or any of its Subsidiaries or any of their respective current or former directors, officers or employees relating to, or derived or arising from, the SEC Investigation or the subject matter thereof shall not itself be deemed to be a Material Adverse Effect, (h) any restatement of Millie's financial statements for periods prior to the date of this Agreement shall not itself be deemed to be a Material Adverse Effect, and (i) any change in the market price or trading volume of Millie's stock after the date of this Agreement shall not itself be deemed to be a Material Adverse Effect.

            "Merger" has the meaning set forth in the Preamble hereof.

            "Millie" means MaxWorldwide, Inc., a Delaware corporation.

            "Millie Common Stock" means the common stock of Millie, $0.001 par value per share.

            "Millie Designee" has the meaning set forth in the Stockholders Agreement.

            "Millie Network" means the advertising network consisting of the advertising inventory of a collection of Web sites that are organized and managed as the Millie Network (including, without limitation, exclusive sites, non-exclusive sites and outsource partners); it being understood that Web sites in the Millie Network are (i) owned by a third party or by Millie or any of its Affiliates (including, without limitation, webMillion.com) and (ii) comprised of content intended primarily for users in the United States and Canada (provided, however, that certain Web sites in the Millie Network are located outside of the United States and Canada).

            "Millie's Objection Notice" has the meaning set forth in Section 2.11(e) hereof.

            "Millie Online Business" means the business of (i) offering and selling advertising inventory to advertisers on a collection of Web sites that are organized and


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managed as the Millie Network, (ii) offering and selling advertising inventory to advertisers through email lists owned or operated by third parties or by Millie or any of its Affiliates (including, without limitation, webMillion.com),
(iii) offering and performing advertising sales services on behalf of Web publishers for its Web sites that are part of the Millie Network or Web sites that are owned or operated by any Affiliate of Millie and (iv) offering and performing advertising sales services on behalf of email list owners and/or brokers for their email lists; provided, however, that the Millie Online Business shall exclude any services provided by other business units or divisions of Millie, including Millie's offline or Direct division.

            "Millie Online Employee Benefit Plans" has the meaning set forth in
Section 3.17(a) hereof.

            "Millie Online Financial Statements" has the meaning set forth in
Section 3.6 hereof.

            "Millie Requisite Vote" has the meaning set forth in Section 3.8 hereof.

            "Millie Sub" means Millie Sub, LLC, a Delaware limited liability company.

            "Millie Sub Operating Agreement" means the Limited Liability Company Agreement of Millie Sub, LLC, dated as of March 3, 2003, as amended from time to time.

            "Millie Sub Intellectual Property" has the meaning set forth in
Section 3.10(c)(i) hereof.

            "Millie Sub Licensed Intellectual Property" has the meaning set forth in Section 3.10(b) hereof.

            "Millie Sub Owned Intellectual Property Rights" has the meaning set forth in Section 3.10(b) hereof.

            "Millie Sub Units" means units issued by Millie Sub representing each member's limited liability company interest in Millie Sub.

            "Net Working Capital" means cash, cash equivalents, prepaid expenses, security deposits and accounts receivable less all current liabilities, all as determined in accordance with GAAP except as expressly modified herein and expressly excluding all real property lease obligations.

            "Preliminary Net Working Capital Amount" has the meaning set forth in Section 2.10 hereof.

            "Net Working Capital Date" has the meaning set forth in Section 2.10 hereof.

            "Preliminary Net Working Capital Statement" has the meaning set forth in Section 2.10 hereof.


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            "Permits" has the meaning set forth in Section 3.15(c) hereof.

            "Permitted Encumbrances" means (a) Encumbrances for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith to the extent accruals or reserves are included therefor on the Closing Date Balance Sheet; (b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Encumbrances of mechanics, materialmen, warehousemen or other like Encumbrances securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; and (d) similar Encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

            "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

            "Picasso Media" means Picasso Media Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of Millie, and a member of Millie Sub.

            "Preliminary Balance Sheet" has the meaning set forth in Section
2.10 hereof.

            "Purchase Price" has the meaning set forth in Section 2.8(a) hereof.

            "Representatives" means with respect to any Person, its stockholders, employees, officers, directors, investment bankers, attorneys, agents, representatives or Affiliates.

            "Security Agreement" has the meaning set forth in Section 2.8(h) hereof.

            "Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

            "Stockholders Agreement" means the Stockholders Agreement in substantially the form attached hereto as Exhibit B.

            "Subsidiary" means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by a Person.

            "Superior Proposal" has the meaning set forth in Section 6.7(c)(ii) hereof.

            "Surviving LLC" has the meaning set forth in Section 2.1 hereof.


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            "Takeover Proposal" has the meaning set forth in Section 6.7(c)(i)
hereof.

            "Taxes" means all federal, state, local, or foreign taxes, charges, fees, levies or other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

            "Tax Return" means any return, declaration, statement, report, schedule, form, information return or other document required to be supplied to any tax authority with respect to Taxes, including any amendments thereto.

            "Termination Fee" has the meaning set forth in Section 8.2 hereof.

            "Third Party Claim" has the meaning set forth in Section 10.4(a) hereof.

            "Total Daily Impressions" has the meaning set forth in Section 5.2(k) hereof.

            "Transaction Documents" means this Agreement, the Assignment and Assumption Agreement, the Stockholders Agreement, the Transition Services Agreement, the Security Agreement and the Financing Statement and any and all other documents or agreements executed in connection with the Merger.

            "Transferred Intellectual Property" means the Intellectual Property set forth on Exhibit C including both the Millie Sub Owned Intellectual Property Rights and the Millie Sub Licensed Intellectual Property.

            "Transition Services Agreement" means the Transition Services Agreement in substantially the form attached hereto as Exhibit D.

            "Working Capital Surplus" has the meaning set forth in Section 2.11(a)(ii) hereof.

                                   ARTICLE II

                                   THE MERGER

            2.1 The Merger. Subject to the terms and conditions set forth in this Agreement and in accordance with the Act, at the Effective Time, Evita Sub shall be merged with and into Millie Sub (together with Evita Sub, the "Constituent Companies") in accordance with this Agreement and the separate existence of Evita Sub shall cease. Millie Sub shall survive the Merger and Millie Sub shall become a wholly-owned Subsidiary of Evita and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving LLC"). The Merger shall have the effects set forth in Section 18-209 of the Act.

            2.2 Effective Time of the Merger. The Merger shall become effective on the date and at the time (the "Effective Time") at which a properly executed certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware, or at such later date and time as may be specified therein. The Certificate of Merger filing shall be made on the Closing Date.


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            2.3 Closing. The closing of the Merger (the "Closing") shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 E. 55th Street, First Floor, New York, NY 10022, on the third Business Day after the satisfaction or waiver of all of the conditions set forth in Article V hereof or at such other time and place as Evita and Millie may agree (the "Closing Date").

            2.4 Certificate of Formation. The certificate of formation of the Surviving LLC shall be amended and restated at and as of the Effective Time to read as did the certificate of formation of Evita Sub immediately prior to the Effective Time, unless and until amended as provided by Law, except that it shall provide that the name of the Surviving LLC shall be: "MaxOnline, LLC."

            2.5 Operating Agreement. The limited liability company agreement of the Surviving LLC shall be amended and restated at and as of the Effective Time to read as did the limited liability company agreement of Evita Sub immediately prior to the Effective Time, unless and until amended in accordance with its terms.

            2.6 Managers. The managers of the Evita Sub at the Effective Time shall be the initial managers of the Surviving LLC and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the Surviving LLC or as otherwise provided by Law.

            2.7 [Reserved].

            2.8 Effect on membership interests. At the Effective Time, by virtue of the Merger and without any action on the part of any member or manager of either of the Constituent Companies:

                (a) Conversion of Millie Sub Units. The Millie Sub Units outstanding immediately prior to the Effective Time shall be converted into the right to receive:

                         (i) an aggregate of Three Million Dollars ($3,000,000)
in cash, subject to adjustment as provided in Section 2.10 (the "Closing Cash"), payable at Closing in accordance with Section 2.8(e); and

                         (ii) an aggregate of Two Million Dollars ($2,000,000)
in cash, subject to adjustment as provided in Sections 2.10 and 2.11 (plus interest, if applicable, in accordance with the provisions of Section 2.8(f)) (the "Deferred Cash"), payable in accordance with Section 2.8(f); and

                         (iii) up to an aggregate of One Million Dollars
($1,000,000) in cash (plus interest, if applicable, in accordance with the provisions of Section 2.8(g)) (the "Contingent Cash," and together with the Closing Cash and the Deferred Cash, the "Purchase Price"), payable in accordance with Section 2.8(g). Payment of the Purchase Price hereunder shall be the joint and several obligation of Evita, Bulldog and Evita Sub.


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Each of the Millie Sub Units converted in accordance with this Section 2.8(a)
shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Millie Sub Units shall cease to have any rights with respect thereto, except the right to receive the Purchase Price set forth in this Section 2.8(a).

                (b) [Reserved]

                (c) Conversion of Evita Sub Membership Interests. The membership interests of Evita Sub (the "Evita Sub Membership Interests") outstanding immediately prior to the Effective Time shall be converted into an identical number of membership interests of the Surviving LLC with the same rights, powers and privileges as the membership interests so converted and shall constitute the only outstanding membership interests of the Surviving LLC.

                (d) [Reserved]

                (e) Distribution. At the Effective Time, L90 and Picasso Media, upon surrender to Evita of the Millie Sub Units, shall be entitled (i) to immediately receive the Closing Cash, (ii) to receive the Deferred Cash in accordance with the provisions of Section 2.8(f) below and (iii) to receive the Contingent Cash in accordance with the provisions of Section 2.8(g) below.

                (f) Deferred Cash. In addition to the Closing Cash and the Contingent Cash, the Millie Sub Units shall be converted at the Effective Time into the right to receive the Deferred Cash (including interest thereon as provided below), payable, at the election of Evita, (i) on the first anniversary of the Closing Date (the "First Anniversary") or (ii) six (6) months following the First Anniversary. Payment of the Deferred Cash and interest accrued thereon shall be made without deduction, defense, set off or counterclaim (except as expressly provided in Sections 2.10, 2.11 and 10.6 hereof or Schedule 2.8(f) hereto), in lawful money of the United States of America, and in same day funds and delivered to L90 and Picasso Media (as former holders of the Millie Sub Units) by wire transfer to bank accounts of such holders, as specified by such holders from time to time, or at such other place as shall be designated by notice by such holders.

                         (i) Interest. Beginning on the Closing Date and until
payment in full is made (before and after any Event of Default, before and after the First Anniversary and before and after judgment), interest will accrue on the Deferred Cash at the rate of eight percent (8%) per annum, calculated on the basis of the actual number of days elapsed and on the basis of a 365 day year; provided, however, that in the event that Evita does not pay the Deferred Cash (including all interest accrued thereon) on or before the First Anniversary, Evita shall pay interest, subject to Section 2.8(o), on the Deferred Cash (x) from the Closing Date up to the date of the First Anniversary at a rate of eight percent (8%) per annum and (y) from the date of the First Anniversary up to the date of actual payment of such amount (before and after judgment), at a rate per annum equal to four percent (4%) in excess of the eight percent (8%) per annum rate otherwise applicable to the Deferred Cash.


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                         (ii) Prepayment. The Deferred Cash may be prepaid at
the option of Evita, plus interest accrued and unpaid thereon to the date of such prepayment at any time in whole or from time to time in part, without premium or penalty. Any prepayment of the Deferred Cash shall be credited first upon interest accrued and the remainder, if any, upon the outstanding amount of the Deferred Cash.

                (g) Contingent Cash. In addition to the Closing Cash and the Deferred Cash, the Millie Sub Units shall be converted at the Effective Time into the right to receive the Contingent Cash, which in no event shall exceed One Million Dollars ($1,000,000), (plus interest, if any), as provided below.

                         (i) For purposes of this Agreement, "Gross Billings"
shall mean (x) gross billings for all advertising, products and services (net of sales allowances not to exceed 2% of gross billings) generated by the Millie Online Business (other than gross billings generated primarily through the efforts of employees of Evita or its Affiliates who are employed principally to service business units or divisions other than the Millie Online Business) and
(y) to the extent not included in clause (x), gross billings for advertising, products and services (net of sales allowances not to exceed 2% of gross billings) generated by the former, current and/or future employees of the Millie Online Business (regardless of whether such gross billings relate to sales of advertising, products or services of the Millie Online Business or sales of advertising, products or services of any business unit or division of Evita or its Affiliates other than the Millie Online Business). Evita and Evita Sub shall follow the same invoicing and other billing procedures for the Millie Online Business as for their other businesses, which shall be in accordance with GAAP.

                         (ii) Subject to adjustment in accordance with Schedule
2.8(g), if Gross Billings for the period beginning on January 1, 2003 and ending on December 31, 2003 (the "Contingent Cash Period") is equal to or exceeds Thirty-Five Million Dollars ($35,000,000) but is less than Forty Million Dollars ($40,000,000) (the "First Target Range"), then the Millie Sub Units shall have been converted into the right to receive an additional amount equal to Five Hundred Thousand Dollars ($500,000) in cash.

                         (iii) Subject to adjustment in accordance with Schedule
2.8(g), if Gross Billings for the Contingent Cash Period is equal to or exceeds Forty Million Dollars ($40,000,000) (the "Second Target Range"), then the Millie Sub Units shall have been converted into the right to receive an additional amount equal to One Million Dollars ($1,000,000) in cash.

                         (iv) The Contingent Cash, if any, shall be paid by
Evita to L90 and Picasso Media (as former holders of the Millie Sub Units), at the election of Evita, (i) within fifteen (15) days of the First Anniversary or
(ii) after the fifteenth (15th) day following the First Anniversary but on or before the date six (6) months following the First Anniversary. In the event Evita elects to pay the Contingent Cash after the fifteenth (15th) day following the First Anniversary but on or before the date six (6) months following the First Anniversary, Evita shall pay interest, subject to Section 2.8(o), on the


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Contingent Cash from the First Anniversary Date up to the date of actual payment
(before and after judgment) of the Contingent Cash (including all interest accrued thereon), at a rate per annum equal to twelve percent (12%). Payment of the Contingent Cash (including interest accrued thereon) shall be made without deduction, defense, set off or counterclaim (except as expressly provided in Sections 2.10 and 2.11 hereof), in lawful money of the United States of America, and in same day funds and delivered to L90 and Picasso Media (as former holders of the Millie Sub Units) by wire transfer to bank accounts of such holders, as specified by such holders from time to time, or at such other place as shall be designated by notice by such holders.

                         (v) Millie shall have the right to dispute Evita's
calculation of Gross Billings. In the event of any such dispute by Millie, Millie and Evita shall negotiate in good faith for thirty (30) days to resolve such dispute. Notwithstanding the provisions of Article X hereof, to the extent Millie and Evita are unable to resolve such dispute within such 30 day period, Millie and Evita shall select a nationally recognized independent accounting firm (other than an accounting firm then engaged by Millie or Evita) to resolve such dispute within thirty (30) days after submission to the accounting firm by the parties. The determination of such accounting firm as to the calculation of Gross Billings shall be conclusive and binding upon the parties for purposes of this Section 2.8(g). The fees and expenses of the accounting firm shall be borne equally by Millie and Evita.

                (h) Security for Deferred Cash, Contingent Cash and Working Capital Surplus. Evita's obligation to pay the Deferred Cash and interest hereunder and, if payable, the Contingent Cash and, if applicable, interest thereon, and the Working Capital Surplus shall be secured by a first priority security interest (junior only to current and future capital leases permitted in accordance with Section 7.4(a) below) granted by Evita and Millie Sub to L90, Millie and Picasso Media (as former holders of Millie Sub Units), or such other collateral agent appointed by L90 and Picasso Media, in certain assets of Evita and Millie Sub pursuant to a security agreement substantially in the form of Exhibit E attached hereto (the "Security Agreement").

                (i) Events of Default. Each of the following events shall be defined as an "Event of Default:"

                         (i) A default made in the due and punctual payment of
the Deferred Cash when and as the same shall become due and payable; or

                         (ii) A default made in the due and punctual payment of
the Contingent Cash, if the same shall become due and payable; or

                         (iii) A default made in the due and punctual payment of
any interest on the Deferred Cash or Contingent Cash when and as such interest shall become due and payable; or

                         (iv) A default made in the due and punctual payment of
the Working Capital Surplus; or

                         (v) A default made in the due and punctual performance
of any covenant or agreement in the Security Agreement, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived; or

                         (vi) Other than on the basis of any breach of this
Agreement or any Transaction Document hereunder by Millie, Millie Sub (on or prior to the Effective Time), Picasso Media or L90, the validity or enforceability of this Agreement or any other Transaction Document is contested by Evita or Evita Sub or any security holder or creditor of Evita or Evita Sub or any action, suit or proceeding is commenced by Evita or Evita Sub that alleges or contends that this Agreement or any other Transaction Document is no longer in full force or effect or is null and void or Evita or Evita Sub denies that it has any further liability or obligation under this Agreement; or

                         (vii) Evita or any of its Subsidiaries (x) files a
petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or files an answer consenting to, admitting the material allegations of, or otherwise not controverting, or fail timely to controvert, a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or (y) files such a petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America, or State thereof, or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with its creditors; or

                         (viii) An order for relief is entered against Evita,
Bulldog or any of their Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law, or by a court having jurisdiction which is not stayed, adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under, the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof, or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Evita, Bulldog or any of their Subsidiaries or any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs or upon the expiration of thirty (30) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 2.8(i)(vi) or this Section 2.8(i)(vii) hereof without the petition being dismissed prior to that time; or

                         (ix) Evita, Bulldog or any of their Subsidiaries (v)
makes a general assignment for the benefit of its creditors, (w) consents to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of Evita or any of its Subsidiaries of all or a substantial part of its property, or (x) admits its insolvency or inability to pay its debts generally as such debts become due, or (y) fails generally to pay its debts as such debts become due, or (z) takes any action (or if such action is taken by its directors or stockholders) looking to the dissolution or liquidation of Evita, Bulldog or any of their Subsidiaries.

                (j) Remedies.

                         (i) Except in the case of an Event of Default described
in Section 2.8(i)(vi) or 2.8(i)(vii), upon the occurrence of an Event of Default, at the option of Millie exercised by written notice to Evita, the unpaid amount of the Deferred Cash (including the interest accrued thereon), the Contingent Cash (if payable, including the interest accrued thereon (if applicable) and the Working Capital Surplus shall forthwith become due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Evita anything herein to the contrary notwithstanding, and Evita will forthwith pay to the L90 and Picasso Media (as former holders of Millie Sub Units) the entire outstanding amount of, and interest accrued on, the Deferred Cash, the Contingent Cash (if payable) and the Working Capital Surplus; and

                         (ii) In the case of an Event of Default described in
Section 2.8(i)(vi) or 2.8(i)(vii), the Deferred Cash (including all accrued interest thereon), the Working Capital Surplus and a percentage of the Contingent Cash (including all accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, or notice of any kind, all of which are hereby expressly waived by Evita. For purposes of this
Section 2.8(j)(ii), if the Event of Default occurs after December 31, 2003, then the Contingent Cash (including all accrued interest thereon) to be due and payable shall be calculated in accordance with the provisions of Section 2.8(g) and if the Event of Default occurs prior to January 1, 2004, then the amount of the Contingent Cash to be due and payable shall be calculated in accordance with the provisions of Section 2.8(g), provided, however, that if the Event of Default occurs prior to January 1, 2004, then the amount of Gross Billings shall be multiplied by a fraction, the numerator of which shall be 365 and the denominator of which shall be the number of days from January 1, 2003 to the date of the Event of Default.

                (k) Enforcement. If any one or more Events of Default shall have occurred, L90 and Picasso Media (as former holders of Millie Sub Units) may proceed to protect and enforce their rights by suit in equity or action at law or the employment of any other available right or remedy, as such holders shall deem most effective to protect and enforce any such rights. Evita promises to pay all costs and expenses, including reasonable attorneys' fees and expenses, incurred in the collection and enforcement of the Deferred Cash (including interest thereon), the Working Capital Surplus and, if payable, the Contingent Cash (including interest thereon).

                (l) Foreclosure of Security Interest. Without limiting any other rights L90 or Picasso Media (as former holders of the Millie Sub Units) may have under this Agreement, upon the occurrence of any Event of Default, L90 or Picasso Media (as a holder of the Millie Sub Units) may enforce its rights under the Security Agreement or under the UCC (as defined in the Security Agreement).

                (m) Remedies Cumulative. No right, power or remedy conferred upon L90 and Picasso Media (as former holders of the Millie Sub Units) shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or now or hereafter available at law or in equity or by statute or otherwise.

                (n) Remedies Not Waived. No course of dealing between Evita and Millie or L90 or Picasso Media (as former holders of any Millie Sub Units), and no delay in exercising any right, power or remedy conferred herby or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy, and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise of the same or any other right, power or remedy available to L90 and Picasso Media hereunder and under the Security Agreement.

                (o) Interest Limitation. Anything in this Agreement to the contrary notwithstanding, in no event whatsoever shall the interest and other charges agreed to be paid by Evita hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or other charges paid or contracted to be paid by Evita in respect of the Deferred Cash or the Contingent Cash shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or other charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by L90 or Picasso Media (as former holders of the Millie Sub Units) that exceed such maximum amounts shall be applied to the reduction of the unpaid amount of the Deferred Cash or the Contingent Cash (as the case may be) and/or refunded to Evita so that at no time shall the interest or other charges paid or payable in respect of the Deferred Cash or the Contingent Cash (as the case may be) exceed the maximum amounts permitted from time to time by applicable law.

            2.9 Closing of Millie Sub Transfer Books. At the Effective Time, the Millie Sub Unit transfer books of Millie Sub shall be closed and no transfer of Millie Sub Units shall thereafter be made. If, after the Effective Time, Millie Sub Units are presented to the Surviving LLC, they shall be cancelled and exchanged for the consideration set forth in Section 2.8(a).

            2.10 Preliminary Net Working Capital Amount. At least three (3) days before the Effective Time, Millie will prepare and deliver to Evita a certificate computed in a manner consistent with Exhibit F, signed by Millie's Chief Financial Officer, including (x) an estimated unaudited balance sheet of Millie Sub immediately prior to the Effective Time (the "Net Working Capital Date") prepared in accordance with GAAP (except (i) for the absence of footnotes and year-end audit adjustments, (ii) with respect to accounts receivable, only Gross AR (as defined below) will be included on the balance sheet, (iii) all Gross AR outstanding and uncollected for more than one hundred twenty (120) days as of the Net Working Capital Date (other than Gross AR from Evita or any of its Affiliates ("Evita Gross AR")) shall be reserved 100% and all other accounts receivable shall have no reserve and (iv) with respect to accounts payable (the "AP"), all Net AP (as defined below) outstanding and unpaid as of the Net Working Capital Date for which there is an associated Gross AR that remains outstanding and uncollected for more than one hundred twenty (120) days as of the Net Working Capital Date shall not be included on the balance sheet) and on a basis consistent with the Millie Online Financial Statements (the "Preliminary Balance Sheet"), and (y) a reasonably detailed estimated calculation of the Net Working Capital of Millie Sub immediately prior to the Effective Time based on the Preliminary Balance Sheet (such statement being the "Preliminary Net Working Capital Statement" and such amount being the "Preliminary Net Working Capital Amount") including supporting documentation with respect thereto. In connection with Millie's computation of the Preliminary Net Working Capital Amount, Bill Mitchell and Tom Brophy or their respective designees will consult and cooperate, in good faith, with respect to Millie's computation of the Preliminary Net Working Capital Amount pursuant to this Section 2.10. For purposes of this Section 2.10 and Section 2.11 below:

"Gross AR" shall mean accounts receivable from advertising customers of Millie or its Subsidiaries that have been or will be transferred to Millie Sub prior to the Effective Time that relate to advertising sales by Millie or its Subsidiaries in connection with the Millie Online Business.

"Net AP" shall mean accounts payable to advertising customers of Millie or its Subsidiaries that have or will be transferred to Millie Sub prior to the Effective Time that relate to advertising sales by Millie or its Subsidiaries in connection with the Millie Online Business for which Millie or its Subsidiaries are not obligated to compensate its inventory partners unless and until Millie and its Subsidiaries collect from such advertising customers.

            In the event that the Preliminary Net Working Capital Amount set forth on the Preliminary Net Working Capital Statement is less than $1,800,000 (any such difference, the "Net Working Capital Deficit"), Millie will cause L90 and/or Picasso Media to contribute in cash an amount equal to the Net Working Capital Deficit to Millie Sub prior to the Effective Time.

            2.11 Final Net Working Capital Adjustment.

                (a) Within one hundred and fifty (150) days following the Effective Time, Evita will prepare and deliver to Millie a certificate computed in a manner consistent with Exhibit F, signed by Evita's Chief Financial Officer, including (x) an unaudited balance sheet of Millie Sub as of the Effective Time prepared in accordance with GAAP (except (i) for the absence of footnotes and year-end audit adjustments, (ii) with respect to accounts receivables, only Gross AR collected and received by Evita between the Effective Time and the date one hundred and twenty (120) days following the Effective Time ("Collected Gross AR") and all Evita Gross AR will be included on the balance sheet (with no reserve applied to such Collected Gross AR or the Evita Gross
AR), (iii) no Gross AR other than the Collected Gross AR and the Evita Gross AR will be included on the balance sheet and (iv) with respect to AP, only (A) AP paid by Evita or Evita Sub between the Effective Time and the date one hundred and twenty (120) days following the Effective Time and (B) outstanding and unpaid AP as of the date one hundred and twenty (120) days following the Effective Time for which Gross AR associated with such AP has been collected and received by Evita or Evita Sub on or before the date one hundred and twenty (120) days following the Effective Time shall be included on the balance sheet (the "Closing Date Balance Sheet"), and (y) a reasonably detailed calculation of the Net Working Capital of Millie Sub as of the Effective Time based on the Closing Date Balance Sheet including supporting documentation with respect thereto (such statement being the "Final Net Working Capital Statement" and such amount, which amount shall include the amount of any Net Working Capital Deficit contributed to Millie Sub pursuant to
Section 2.10 hereof, being the "Final Net Working Capital Amount").

                         Upon determination of the Final Net Working Capital
Amount pursuant to Section 2.11(a) above:

                         (i) in the event that the Final Net Working Capital
Amount set forth on the Final Net Working Capital Statement is less than zero, then for each such dollar the Final Net Working Capital Amount is below zero (x) Millie shall pay to Evita an amount equal to the Final Net Working Capital Amount within five (5) Business Days by wire of immediately available funds, or,
(y) at the election of Evita, the amount of the Deferred Cash shall be reduced by one dollar; and

                         (ii) in the event that the Final Net Working Capital
Amount set forth on the Final Net Working Capital Statement exceeds zero, then for each such dollar the Final Net Working Capital Amount exceeds zero (such excess, the "Working Capital Surplus"), Evita shall pay to Millie an amount equal to the Final Net Working Capital Amount within one (1) year following the Closing Date by wire of immediately available funds.

                (b) Other than as provided in Section 2.11(f), all costs and expenses of Evita relating to determining the Final Net Working Capital Amount shall be paid by Evita and all costs and expenses of Millie relating to determining the Final Net Working Capital Amount shall be paid by Millie.

                (c) Millie, its independent public accountants and its other representatives, shall have the right to review the books and records of Millie Sub to audit the computation of the Final Net Working Capital Amount, including, without limitation, the determination of the applicable components thereof (the "Audit"). Subject to Section 2.11(f), any Audit shall be at Millie's sole cost and expense. Millie shall notify Evita within thirty (30) days after receipt of the notice from Evita setting forth the Final Net Working Capital Amount if it elects to conduct the Audit, and shall have thirty (30) days after receipt of the notice from Evita setting forth the Final Net Working Capital Amount to conduct the Audit (the "Audit Period").

                (d) If Millie objects to any aspect of the Final Net Working Capital Amount as initially determined by Evita, Millie must deliver to Evita a written notice of such objection (the "Millie's Objection Notice") setting forth in reasonable detail such objections prior to the termination of the Audit Period, or if Millie does not conduct an Audit, within thirty (30) days after receipt of the notice from Evita setting forth the Final Net Working Capital Amount. If no Millie's Objection Notice is delivered to Evita by Millie within the 30 day period, Millie shall be deemed to have accepted the Final Net Working Capital Amount delivered by Evita. If a Millie's Objection Notice is delivered to Evita by Millie within such specified period, Millie and Evita shall use their respective reasonable best efforts to resolve all objections and disputes relating to the Final Net Working Capital Amount. If Millie and Evita do not reach a final resolution of all such objections and disputes within forty-five
(45) days after delivery of Millie's Objection Notice to Evita, Millie and Evita shall submit the dispute to a mutually agreed upon accounting firm (which shall in any event not be Millie's or Evita's independent accounting firm) (the "Independent Accounting Firm") for resolution. Such Independent Accounting Firm shall calculate the Final Net Working Capital Amount consistent with Exhibit F and Section 2.11(a). No other documents shall be submitted to the Independent Accounting Firm, either unilaterally or at the Independent Accounting Firm's request, unless such document is also simultaneously submitted to the other party. The Independent Accounting Firm's decision shall be rendered within thirty (30) days after submission. The decision of the Independent Accounting Firm shall be set forth in writing and shall be conclusive and binding upon Millie and Evita, and each of Millie and Evita hereby irrevocably waives any right to appeal such decision. The Final Net Working Capital Amount shall be revised as appropriate to reflect the resolution of any such objections among the parties or by the Independent Accounting Firm.

                (e) In the event Millie and Evita submit a dispute on the Final Net Working Capital Amount to the Independent Accounting Firm for resolution as provided herein, Millie and Evita shall pay for the fees and expenses of the Independent Accounting Firm as follows:

                         (i) if the Independent Accounting Firm resolves the
dispute in favor of Millie, Evita shall be responsible for all of the fees and expenses of the Independent Accounting Firm;

                         (ii) if the Independent Accounting Firm resolves the
dispute in favor of Evita, Millie shall be responsible for all of the fees and expenses of the Independent Accounting Firm; and

                         (iii) if the Independent Accounting Firm resolves the
dispute so that Millie and Evita both prevail in part, the Independent Accounting Firm shall allocate the fees and expenses between Millie and Evita, as it reasonably determines

            2.12 Additional Cash.

                (a) During the period beginning on the date one hundred twenty
(120) days following the Effecting Date and ending on the first anniversary of the Effective

Time (the "Collection Period"), Evita shall pay to Millie, or such other Person as Millie may direct, within fifteen (15) days following the end of each calendar month (each, a "Collection Month") during the Collection Period, an amount equal to the product obtained by multiplying the Gross AR collected by Evita or Evita Sub (less all reasonable third party collection costs incurred by Evita or Evita Sub in connection with the collection of such Gross AR) ("Collected Accounts Receivable") during each such applicable Collection Month by seventy percent (70%); provided, however, that if such Collected Accounts Receivable relates to advertising sales by Millie or its Subsidiaries in connection with the Millie Online Business for which Millie or its Subsidiaries are not obligated to compensate its inventory partners unless and until Millie and its Subsidiaries collect from such advertising customers ("Collected Net AR"), then the amount payable by Evita to Millie pursuant to this Section 2.12 with respect to such Collected Net AR shall equal the product obtained by multiplying seventy percent (70%) by the difference of (x) the Collected Net AR, less (y) the Net AP related to such Collected AR. The sum of all payments made to Millie under this Section 2.12 shall be referred to as the "Additional Cash."

                (a) Evita acknowledges and agrees that if, during the Collection Period, it or any of its Subsidiaries should collect or receive any amount from a client with whom Evita or any of its Subsidiaries has an outstanding accounts receivable balance, then such collected amount shall be treated as a Collected Accounts Receivable for which payment shall be made by Evita to Millie pursuant to this Section 2.12 if (x) such client designates that its payment is being made against a Gross AR acquired by Evita Sub hereunder or (y) in the absence of any designation by such client, if Evita determines (in accordance with this Section 2.12) that client intends such payment to be made against a Gross AR acquired by Evita Sub. If (a) such client designates that its payment is being made against an account receivable that was not acquired by Evita Sub hereunder, or (b) in the absence of any designation by such client, if Evita determines (in accordance with this Section 2.12) that client does not intend such payment to be made against a Gross AR acquired by Evita Sub hereunder, then such payment shall not be treated as a Collected Accounts Receivable for which payment shall be made pursuant to this Section 2.12. If such client fails to specify whether such payment is being made against an outstanding Gross AR balance or fails to specify which account receivable balance is being paid if there is more than one account receivable balance applicable to such client, Evita shall act in good faith and reasonably to determine whether such client intends such payment to be made against an outstanding Gross AR acquired by Evita Sub hereunder and, if there is more than one account receivable balance applicable to such client, which account receivable balance is being paid. In all instances, the specification made by each client as to which account receivable it is paying shall be binding on the parties hereto for purposes of this Section 2.12.

                (b) From and after the Effective Date, Evita shall treat, and use the same efforts to collect, all Gross AR acquired by Evita Sub pursuant to this Agreement in the same manner as Evita treats and attempts to collect its own accounts receivable. Within fifteen (15) days following the end of each calendar month during the Collection Period, Evita shall provide a written report to Millie with each payment of Additional Cash for the calendar month preceding such report, each such report to show in reasonable detail the customer payment information, including the individual amounts received by Evita, customer names and invoice numbers.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                        OF MILLIE, L90 AND PICASSO MEDIA

            Millie, L90 and Picasso Media each represents and warrants to Evita, as of the date hereof and, except where such representation and warranty is made as of a specified earlier date, as of the Effective Time, as follows:

            3.1 Capitalization.

                (a) Annex A attached hereto is an accurate and complete list of the members of Millie Sub and is an accurate and complete list of their respective membership interests in Millie Sub and the number of Millie Sub Units representing such membership interests held by such members as of the date of this Agreement. Immediately prior to the Closing, Millie Sub will have no Millie Sub Units authorized, issued or outstanding other than those held by Picasso Media and L90. All of the Millie Sub Units will be duly authorized, validly issued and are fully paid and nonassessable as of the Closing.

                (b) Other than the issuance of the Millie Sub Units in connection with the Assignment and Assumption Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any Millie Sub Units or any other interest in Millie Sub, or arrangements by which Millie Sub is or may become bound to issue additional Millie Sub Units, nor are any such issuances or arrangements contemplated, (ii) Millie Sub has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, (iii) Millie Sub has not reserved any Millie Sub Units for issuance pursuant to any equity option plan or similar arrangement, and (iv) Millie Sub has no obligation (contingent or otherwise) to acquire any equity securities or other securities of any other Person or any direct or indirect equity or ownership interest in any other business.

            3.2 Ownership of Membership Interests.

                (a) Upon the Closing, there will be 1,000 Millie Sub Units outstanding, which will represent all of the limited liability company interests of Millie Sub;

                (b) Upon the Closing, the Millie Sub Units will be owned of record and beneficially by L90 and Picasso Media, free and clear of any liens, claim, judgment, charge, mortgage, security interest, pledge, escrow or other encumbrance (collectively, "Encumbrances");

                (c) All of the issued and outstanding shares of L90 and Picasso Media are owned of record and beneficially by Millie, free and clear of any Encumbrances; and

                (d) Upon the Closing, Evita will have good and valid title to the Millie Sub Units.

            3.3 Organization. Each of Millie, L90 and Picasso Media is a corporation validly existing and in good standing under the DGCL. Millie Sub is a limited liability company validly existing and in good standing under the Act. Each of Millie, L90, Picasso Media and Millie Sub is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Millie Online Business. Schedule 3.3 sets forth a true and complete list of all foreign jurisdictions in which Millie Sub will be so qualified or licensed and in good standing as of the Closing Date.

            3.4 Millie Sub Subsidiaries. Millie Sub has no Subsidiaries and has no equity interest, directly or indirectly, in any corporation, partnership, joint venture, limited liability company or other Person.

            3.5 No Violation; Consents. Except as set forth on Schedule 3.5, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which Millie, L90, Picasso Media or Millie Sub is a party , nor the consummation by them of their respective obligations hereunder or thereunder or the transactions contemplated hereby or thereby requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than the filing of the Certificate of Merger, and except as set forth on Schedule 3.5, no such consent, authorization, exemption, filing or notice is necessary to enable the Surviving LLC to conduct the Millie Online Business after the Closing in a manner consistent with that in which it is presently conducted.

            3.6 Millie Online Financial Statements. Schedule 3.6 includes (i) an unaudited balance sheet of the Millie Online Business as of December 31, 2001,
(ii) unaudited statements of operations and cash flows of the Millie Online Business for the year ended December 31, 2001, (iii) an unaudited balance sheet of the Millie Online Business as of December 31, 2002 and (iv) unaudited statements of operations and cash flows of the Millie Online Business for the period beginning on January 1, 2002 and ending on December 31, 2002 (collectively, the "Millie Online Financial Statements"). For purposes of subsections (i), (ii), (iii) and (iv), however, the Millie Online Financial Statements shall be consolidated and include information relating to Millie's offline MaxDirect business and will not include any information relating to the business operated by DoubleClick prior to July 11, 2002. The Millie Online Financial Statements were prepared in conformity with GAAP (except for the absence of footnotes, year-end audit adjustments and adjustments customary for "carve-out" financial statements) and, subject to the immediately preceding sentence, fairly present, in all material respects, the financial position and results of operations of the Millie Online Business as of the dates, and for the periods, referred to therein. Schedule 3.6(a) sets forth, in all material respects, the aggregate amount of accounts receivable of the Millie Online Business written off during the period commencing July 1, 2002 and ending September 30, 2002. The amount on Schedule 3.6(a) also sets forth the aggregate amount of accounts receivable of the Millie Online Business written off during the period commencing October 1, 2002 and ending December 31, 2002.

            3.7 Title to Property and Assets; Condition and Sufficiency of
Assets.


                (a) As of the Closing, after consummation of the Assignment and Assumption Agreement, the Surviving LLC will own the personal property and assets reflected as owned in the Millie Online Financial Statements, including, without limitation, all assets identified in the Assignment and Assumption Agreement, but excluding all assets previously used in Millie's offline MaxDirect business that were sold to American List Counsel, Inc. or its Affiliates. All such personal property and assets will be owned free and clear of all Encumbrances, except Permitted Encumbrances. With respect to any real property, Millie Sub is not in material violation of any of its leases.

                (b) Set forth on Schedule 3.7 hereto is a complete and accurate list of all leases, subleases, licenses and other agreements under which Millie, L90, Picasso Media or Millie Sub uses or occupies or has the right to use or occupy any real property in connection with the Millie Online Business. As of the Closing, after consummation of the Assignment and Assumption Agreement, the Surviving LLC will have the same rights to use or occupy any such property in connection with the Millie Online Business as did Millie, L90, Picasso Media or Millie Sub prior to the Closing.

                (c) As of the Closing, the Assignment and Assumption Agreement
(i) is in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles and (ii) was duly and validly executed and delivered to Millie Sub. As of the Closing, those items identified in the Assignment and Assumption Agreement will have been duly and properly assigned by L90 and Picasso Media to Millie Sub pursuant to such agreement.

                (d) Except as set forth on Schedule 3.7, as of the Closing, after consummation of the Assignment and Assumption Agreement, the personal property and assets of the Millie Sub, including the Contracts set forth on
Schedule 3.11(a) and the Millie Sub Intellectual Property, will constitute all of the material assets, tangible and intangible, sufficient for the continued conduct of the Millie Online Business immediately following the Closing in substantially the same manner as currently conducted.

            3.8 Authorization; Enforcement.

                (a) Subject to the approval of the Merger by the holders of a majority of the outstanding shares of Millie Common Stock (the "Millie Requisite Vote") and the receipt by Millie from Allen & Company Incorporated of the Fairness Opinion (as defined in Section 5.1(j) hereof), each of Millie, L90, Picasso Media and Millie Sub has all requisite corporate power and authority (or limited liability company power and authority with respect to Millie Sub) to enter into this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate action (or limited liability company action with respect to Millie Sub) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

                (b) This Agreement and the other Transaction Documents to which Millie, L90, Picasso Media or Millie Sub is a party have been duly executed and delivered by Millie, L90, Picasso Media and Millie Sub and constitute the valid and binding obligations of Millie, L90, Picasso Media and Millie Sub, enforceable against Millie, L90, Picasso Media and Millie Sub, respectively, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

                (c) The board of directors (or managers with respect to Millie
Sub) of each of Millie, L90, Picasso Media and Millie Sub, and the stockholders (or members with respect to Millie Sub) of L90, Picasso Media and Millie Sub have approved and taken all corporate action (or limited liability company action with respect to Millie Sub) required to be taken by such board of directors, stockholders, managers and members (as applicable) for the consummation of the transactions contemplated by this Agreement. Millie's board of directors has unanimously declared advisable, adopted and approved the Merger and this Agreement and has unanimously recommended that Millie's stockholders approve the Merger and adopt this Agreement.

            3.9 No Conflicts. The execution, delivery and performance of this Agreement by Millie, L90, Picasso Media and Millie Sub and the other Transaction Documents to which it is a party do not and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a violation of the certificate of incorporation or bylaws of Millie, L90 or Picasso Media (or the certificate of formation of Millie Sub or the Millie Sub Operating Agreement), as the case may be, (b) except as set forth on Schedule 3.9 hereof, conflict with or result in the material breach of the terms, conditions or provisions of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or materially impair Millie or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, any material Contract relating to the Millie Online Business to which Millie or any of its Subsidiaries is a party which would have a Material Adverse Effect on the Millie Online Business, (c) except as set forth on
Schedule 3.9 hereof, conflict with or violate any Law applicable in any material respect to the Millie Online Business or by which any material property or asset of Millie or any of its Subsidiaries relating to the Millie Online Business is bound or affected, (d) result in the creation of any Encumbrance upon any of the assets of Millie or any of its Subsidiaries relating to the Millie Online Business, (e) cause any of the assets relating exclusively to the Millie Online Business owned by Millie, L90, Picasso Media or Millie Sub to be reassessed or revalued by any Tax authority or other Governmental Entity, or (f) result in the imposition or creation of any Encumbrance upon any of the assets relating to the Millie Online Business owned or used by Millie or any of its Subsidiaries.

            3.10 Intellectual Property.

                (a) Except as set forth in Schedule 3.10, all of Millie's and its Subsidiaries' registered trademarks, trademark applications and registered copyrights included in the Transferred Intellectual Property are valid and remain in good standing with all fees and filings due as of the date hereof duly paid and made, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Exhibit C sets forth an accurate and complete listing and a summary description of all Intellectual Property used in the Millie Online Business, including an indication of whether such Intellectual Property is owned by Millie or a Millie Subsidiary, or a third party, and a listing of each license or other agreement or arrangement relating to such Intellectual Property to which Millie or any Millie Subsidiary is a party.

                (b) All items and rights in the Transferred Intellectual Property are: (i) owned by Millie or its Subsidiaries (the "Millie Sub Owned Intellectual Property Rights"); (ii) in the public domain; or (iii) rightfully used by Millie or its Subsidiaries pursuant to a valid license or other agreement other than software programs which are readily commercially available or for which substitutes are available from more than one source (the "Millie Sub Licensed Intellectual Property").

                (c) Except as set forth on Schedule 3.10:

                         (i) immediately following the Closing, Evita or the
Surviving LLC will own or have the right to use the Millie Sub Owned Intellectual Property Rights and the Millie Sub Licensed Intellectual Property (collectively, the "Millie Sub Intellectual Property" or the "Transferred Intellectual Property") free and clear of all Encumbrances;

                         (ii) neither Millie, L90, Picasso Media nor Millie Sub
has received written notice from any Person regarding any actual or potential infringement or misappropriation by Millie or any of its Subsidiaries of the Intellectual Property of that or another Person that is material to the Millie Online Business; and

                         (iii) neither Millie nor any of its Subsidiaries has
received written notice from any Person regarding any assertion or claim challenging the validity of any Millie Sub Intellectual Property.

            3.11 Contracts.

                (a) Schedule 3.11(a) contains a complete and accurate list, as of the date of this Agreement or such other date expressly set forth in this clause (a), of the following to which Millie or any of its Subsidiaries is a party :

                         (i) each Contract (other than email and Web site sales
representation Contracts and related insertion orders) relating to the Millie Online Business that involves performance of services or delivery of goods or materials by Millie or any of its Subsidiaries in the twelve (12) month period prior to the date of this Agreement of an amount or value in excess of $50,000;

                         (ii) each Contract relating to the Millie Online
Business that was not entered into by Millie or any of its Subsidiaries in the ordinary course of business and that involves expenditures or receipts in excess of $10,000;

                         (iii) each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Contract relating to the Millie Online Business and affecting Millie's or any of its Subsidiaries' ownership of, leasing of, title to, use of, or any leasehold or other interest in, by Millie or any of its Subsidiaries, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate annual payments of less than $10,000);

                         (iv) each joint venture, partnership, and other
Contract relating to the Millie Online Business and involving a sharing of profits, losses, costs, or liabilities by Millie or any of its Subsidiaries with any other Person;

                         (v) each Contract relating to the Millie Online
Business and containing covenants that in any way purport to restrict the business activity of Millie or any of its Subsidiaries or limit the freedom of Millie or any of its Subsidiaries to engage in any line of business or to compete with any Person;

                         (vi) each power of attorney with respect to Millie Sub
that is currently effective and outstanding;

                         (vii) each Contract for capital expenditures by Millie
Sub in excess of $10,000;

                         (viii) each written indemnification, warranty,
guaranty, and other similar undertaking with respect to contractual performance extended by Millie or any of its Subsidiaries and relating to the Millie Online Business (other than in the ordinary course of business);

                         (ix) each email and Web site sales representation
Contract relating to the Millie Online Business that involves performance of services or delivery of goods or materials by Millie or any of its Subsidiaries in the three (3) month period ended December 31, 2002 of an amount or value in excess of $40,000;

                         (x) each ad sales insertion order relating to the
Millie Online Business that involves performance of services or delivery of goods or materials by Millie or any of its Subsidiaries in the three (3) month period prior ended December 31, 2002 an amount or value in excess of $40,000;

                         (xi) the names of each Web publisher, advertiser and
advertising network that has a Contract relating to the Millie Online Business as of March 5, 2003; and

                         (xii) each amendment, supplement, and modification
(whether oral or written) in respect of any of the foregoing, except for any changes to insertion orders issued in the ordinary course of operation of the Millie Online Business.

                (b) Except as set forth in Schedule 3.11(b) and except for such Contracts that expire by their terms prior to the Closing, each Contract identified or required to be identified in Schedule 3.11(a) is in full force and effect and is valid and enforceable against Millie or its Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally. Neither Millie nor any of its Subsidiaries, as the case may be, is in default in any material respect under the terms of any Contract required to be disclosed pursuant to Section 3.11(a), nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any material default thereunder.

                (c) Except as set forth in Schedule 3.11(c), no consent by, notice to or approval from any third party is required under any Contract required to be disclosed pursuant to Section 3.11(a) as a result of or in connection with the execution, delivery or performance of this Agreement, any other Transaction Document to which Millie or any of its Subsidiaries is a party and the consummation of the Merger and the other transactions contemplated hereby and such Contracts shall continue in full force and effect after the consummation of the Merger and the other transactions contemplated hereby.

                (d) None of Millie, L90, Picasso Media or Millie Sub has any knowledge of any material default under any material Contract required to be disclosed pursuant to Section 3.11(a) by any third party nor is any director or senior executive of Millie, L90, Picasso Media or Millie Sub aware of any fact, condition or event, including, without limitation, the execution, delivery and performance of this Agreement and the consummation of the Merger, that could reasonably be expected to result in the termination of any such Contract.

                (e) Millie Sub is not a party to or bound by any Contract for the employment (including as a consultant) of any manager, officer, employee or agent of Millie Sub (including, without limitation, collective bargaining agreements) and no present or former manager, officer, employee or agent of Millie Sub is or would be eligible to receive, or has received, as a result of the consummation of the Merger or any of the other transactions contemplated hereby, any severance pay, lump-sum or other similar payment, compensation or other remuneration from the Millie Sub.

            3.12 Absence of Certain Developments. Since December 31, 2002 until the date of this Agreement, there has been no change or development which has had a Material Adverse Effect on the Millie Online Business. Since December 31, 2002 until the date of this Agreement, Millie and its Subsidiaries have conducted the Millie Online Business in the ordinary and usual course consistent with past practices and (with respect to the Millie Online Business) has not (a) sold, leased, transferred or otherwise disposed of any of the material assets (other than dispositions in the ordinary course of business consistent with past practices), (b) suffered any loss, damage or destruction, whether or not covered by insurance, to the properties or assets used in the Millie Online Business,
(c) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, (d) incurred, created or suffered to exist any Encumbrances, other than Permitted Encumbrances, (e) made or obligated itself to make any capital expenditures in excess of $10,000 individually or in the aggregate or (f) entered into any agreement to do any of the foregoing.

            3.13 No Undisclosed Liabilities. Except as set forth on Schedule
3.13 and in the Millie Online Financial Statements, (i) at December 31, 2002, neither Millie (with respect to the Millie Online Business) nor any of its Subsidiaries (with respect to the Millie Online Business) had any liability (whether absolute, accrued, contingent, or otherwise, and whether then due or to become due) nor any loss contingency, except as reflected in the Millie Online Financial Statements, which would be required to be included therein in accordance with generally accepted accounting principles, consistently applied with prior periods and (ii) since December 31, 2002, neither Millie (with respect to the Millie Online Business) nor any of its Subsidiaries (with respect to the Millie Online Business) has incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, known or unknown, contingent or otherwise and whether or not required to be reflected in the Millie Online Financial Statements in accordance with GAAP other than liabilities or obligations incurred in the ordinary course of business in accordance with past practices. Millie Sub has no liabilities except for those liabilities assumed pursuant to the Assignment and Assumption Agreement, which liabilities relate to the Millie Online Business.

            3.14 Litigation. Except as set forth on Schedule 3.14, there is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any court, public board, arbitrator, governmental body, agency or official, self-regulatory organization or body pending or, to the knowledge of Millie or any of its Subsidiaries, threatened against or affecting, with respect to the Millie Online Business, Millie or any of its Subsidiaries, or their respective assets or properties or its respective directors or officers in their capacities as such. Neither Millie nor any of its Subsidiaries is subject to any outstanding order, ruling, judgment or decree that would have a Material Adverse Effect on the Millie Online Business.

            3.15 Compliance with Laws.

                (a) The Millie Online Business is not being nor has it been conducted in violation of any Law, except for violations that, either singly or in the aggregate, would not have a Material Adverse Effect on the Millie Online Business.

                (b) Neither Millie nor Millie Sub has received any written notification from any Governmental Entity (i) asserting a violation of any Law applicable to the conduct of the Millie Online Business, (ii) threatening to revoke any Permit relating to the Millie Online Business or (iii) restricting or in any way limiting the Millie Online Business as currently conducted.

                (c) Except as set forth on Schedule 3.15(c), Millie and its Subsidiaries have such material licenses, permits, exemptions, consents, waivers, authorizations, certificates, registrations, classifications, orders and approvals and similar documents or instruments from appropriate Governmental Entities ("Permits") as are necessary to own, lease, license or operate the Millie Online Business as currently conducted and all such Permits are valid and in full force and effect. All such Permits are validly held and are in full force and effect, and Millie and/or its Subsidiaries have complied in all material respects with all requirements in connection therewith, and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby.

                (d) Schedule 3.15(d) sets forth a true and complete list of all Permits issued or granted to Millie or any Millie Subsidiary that are required for the Millie Online Business and operations. Except as set forth on Schedule 3.15(d), all such Permits shall be assigned to and assumed by Millie Sub pursuant to the Assignment and Assumption Agreement.

            3.16 Taxes.

                (a) Except as disclosed on Schedule 3.16, with respect to the Millie Online Business, each of Millie and its Subsidiaries (i) has filed or there has been filed on its behalf, within the time and in the manner prescribed by Law (taking into account any extensions of time permitted by Law), all Tax Returns with respect to Taxes of Millie or such Subsidiary, as the case may be, and all such Tax Returns are true, complete and correct in all material respects, (ii) has timely paid or there has been paid on its behalf all Taxes of Millie or such Subsidiary, as the case may be, that are required to be paid, except with respect to matters contested in good faith and as to which adequate cash reserves have been provided on the Millie Online Financial Statements,
(iii) has not waived any statute of limitations with respect to Taxes of Millie or such Subsidiary, as the case may be, or agreed to any extension of time within which to file any such Tax Return for any taxable period, which such Tax Return has not since been filed or to extend the period for the assessment or collection of any Taxes of Millie or such Subsidiary, as the case may be, and
(iv) has provided adequate accruals in the Millie Online Financial Statements for the payment of all Taxes of Millie or such Subsidiary, as the case may be, not yet due and payable (including deferred income taxes).

                (b) Except as disclosed on Schedule 3.16, with respect to the Millie Online Business, (i) there are no Encumbrances for Taxes upon the assets of Millie or any of its Subsidiaries except for statutory liens for Taxes not yet due, (ii) there are not pending or threatened in writing any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of Millie or any of its Subsidiaries, (iii) no power of attorney with respect to any Taxes of Millie or any of its Subsidiaries is currently outstanding, pending or otherwise in effect with the IRS or any other

Governmental Entity and (iv) all Tax deficiencies which have been claimed, proposed or asserted against Millie or any of its Subsidiaries have been fully paid or finally settled.

                (c) Except as disclosed on Schedule 3.16, with respect to the Millie Online Business, neither Millie nor any of its Subsidiaries is a party to or bound by, or has, any obligation under any written Tax sharing, allocation, indemnity or similar agreement or arrangement currently effective under which Millie or such Subsidiary, as the case may be, would be required to pay income Taxes of any Person other than of Millie or such Subsidiary, as the case may be.

                (d) No election under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Millie or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Millie or any of its Subsidiaries or any of its assets. None of the assets of Millie or any of its Subsidiaries is an asset or property that is or will be required to be treated as being: (i) owned by any Person (other than Millie or any of its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986; or (ii) tax-exempt use property within the meaning of
Section 168(h)(1) of the Code.

                (e) Neither Millie nor any of its Subsidiaries has agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Millie or any of its Subsidiaries, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Millie or any of its Subsidiaries. The IRS has not proposed any such adjustment or change in accounting method.

                (f) Neither Millie nor any of its Subsidiaries is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. Millie and its Subsidiaries has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                (g) Neither Millie nor any of its Subsidiaries has filed with the IRS any request for a ruling with respect to Millie and its Subsidiaries or any of its assets, services or products.

                (h) There is no claim pending for a refund or adjustment of any Taxes paid by Millie and its Subsidiaries.

                (i) The parties agree that for U.S. federal income tax purposes, the Merger shall be treated as a taxable sale of the assets of Millie Sub by Millie, L90 and Picasso Media. Neither party will take any inconsistent reporting position on any Tax Return.

            3.17 Employee Relations.

                (a) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock or unit ownership, stock or unit bonus, stock or unit purchase, restricted stock or unit and stock or unit option plans, employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees of the Millie Online Business (collectively, the "Millie Online Employee Benefit Plans"), are listed on Schedule 3.17. Schedule 3.17 also includes a list of all employees of the Millie Online Business and the salaries for such employees as of the date of this Agreement. No Millie Online Employee Benefit Plans are or were collectively bargained for or have terms requiring assumption or any guarantee by Evita or Evita Sub. Neither Millie nor any of its Subsidiaries has now, or previously, sponsored, maintained, or contributed to any "employee benefit plan" within the meaning of Section 3(3) of ERISA. Millie Sub does not currently have and has never had any employees, and Millie Sub has no Contracts with respect to employment. Millie Sub has no Millie Online Employee Benefit Plans.

                (b) There have been no violations of ERISA, the Code or other applicable Law by Millie, L90, Picasso Media or Millie Sub.

            3.18 Brokers. Except as set forth on Schedule 3.18, there is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of Millie or any of its Subsidiaries who might be entitled to any fee or commission in connection with the execution of this Agreement.

            3.19 Insurance. With respect to the Millie Online Business, Millie has in force fire, casualty, product liability and other insurance policies sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which Millie may reasonably become subject.

            3.20 Labor Relations. Except as set forth on Schedule 3.20, (i) neither Millie nor any of its Subsidiaries is a party to, nor bound by, any collective bargaining agreement or any other agreements with a labor union with respect to the employees of the Millie Online Business; (ii) to the knowledge of Millie or any of its Subsidiaries, there has been no labor union prior to the date hereof organizing any of the employees of the Millie Online Business into one or more collective bargaining units; (iii) neither Millie nor any of its Subsidiaries has received notice that any representation petition respecting the employees of the Millie Online Business has been filed with the National Labor Relations Board; (iv) there is not now, and there has not been in the last two years, any actual or threatened labor dispute, strike, slowdown or work stoppage which affects or may affect the Millie Online Business or which may interfere with its continued operations; (v) neither Millie nor any of its Subsidiaries has committed any unfair labor practice as defined in the National Labor Relations Act, as amended; and (vi) neither Millie nor any of its Subsidiaries has received written notice of any investigation, charge or complaint against Millie or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any other federal or state government agency or court or other tribunal regarding an unlawful employment practice with respect to the employees of the Millie Sub Business.

            3.21 Environmental Matters.

                (a) Pending or Threatened Claims. Except as set forth in
Schedule 3.21(a), there is no Environmental Claim pending or, to the knowledge of Millie or any of its Subsidiaries, threatened against Millie or any of its Subsidiaries or, to the knowledge of Millie or any of its Subsidiaries, pending or threatened against any Person whose liability for any Environmental Claim Millie or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                (b) National Priorities List. Except as set forth in Schedule 3.21(b), to the knowledge of Millie or any Millie Subsidiary, no site or facility now or previously owned or operated by Millie or any Millie Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

            3.22 Disclosure. No representation or warranty of Millie, L90, Picasso Media or Millie Sub contained in this Agreement, or in any of the schedules and exhibits to the Agreement, or in any certificate delivered pursuant to Section 5.2(e) hereof, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

            3.23 Books and Records. All accounting, financial reporting, Tax, business, marketing, legal, corporate, and other files, documents, instruments, papers, books, and records (including without limitation financial statements, budgets, projections, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, licenses, investor lists, registered representative lists, reports, computer tapes, discs, and other files, retrieval programs, operating data or plans, and environmental studies or plans) relating to the Millie Online Business that are required to conduct the Millie Online Business immediately following the Closing in substantially the same manner as currently conducted will be transferred to Millie Sub at or prior to the Closing Date.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF EVITA

            Evita and Bulldog, jointly and severally, represent and warrant to Millie, as of the date hereof and as of the Effective Time, as follows:

            4.1 Organization. Except as set forth on Schedule 4.1, each of Evita and Bulldog are corporations duly organized, validly existing and in good standing under the DGCL. Evita Sub is a limited liability company duly organized, validly existing and in good standing under the Act. Except as set forth on Schedule 4.1, each of Evita, Bulldog and Evita Sub is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Evita, Bulldog or Evita Sub. Schedule 4.1 sets forth a true and complete list of all foreign jurisdictions in which each of Evita and Evita Sub is so qualified or licensed and in good standing.

            4.2 No Violation; Consents. Except as set forth on Schedule 4.2, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which it is a party by Evita, Bulldog or Evita Sub, nor the consummation by them of their respective obligations and transactions contemplated hereby or thereby requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than the filing of the Certificate of Merger.

            4.3 Authorization; Enforcement.

                (a) Evita and Bulldog have all requisite corporate power and authority and Evita Sub has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate or limited liability company action, as the case may be, required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

                (b) This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Evita, Bulldog and Evita Sub and constitute the valid and binding obligation of Evita, Bulldog and Evita Sub, enforceable against Evita, Bulldog and Evita Sub, respectively, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

            4.4 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a violation of the certificate of incorporation or bylaws of Evita or Bulldog or the certificate of formation of Evita Sub or the Evita Sub Operating Agreement, (b) conflict with or result in the material breach of the terms, conditions or provisions of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or materially impair Evita or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, any material Contract to which Evita or any of its Subsidiaries is a party which would have a Material Adverse Effect on their assets or business, (c) conflict with or violate any Law applicable in any material respect to Evita or any of its Subsidiaries or by which any material property or asset of Evita or any of its

Subsidiaries is bound or affected, (d) result in the creation of any material Encumbrance upon any of the assets of Evita or any of its Subsidiaries, (e) cause any of the assets owned by Evita or any of its Subsidiaries to be reassessed or revalued by any Tax authority or other Governmental Entity, or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Evita or any of its Subsidiaries.

            4.5 Financing. Evita has and will have sufficient cash available to pay, and will pay to Millie in accordance with this Agreement, the Purchase Price.

            4.6 Compliance with Laws.

                (a) The business of Evita and its Subsidiaries is not being nor has it been conducted in violation of any Law, except for violations that, either singly or in the aggregate, would not have a Material Adverse Effect on Evita.

                (b) Neither Evita nor any of its Subsidiaries has received any written notification from any Governmental Entity (i) asserting a violation of any Law applicable to the conduct of the business of Evita or any of its Subsidiaries, (ii) threatening to revoke any Permit relating to the business, assets or properties of Evita or any of its Subsidiaries, or (iii) restricting or in any way limiting Evita's operations as currently conducted.

                (c) Except as set forth on Schedule 4.6, Evita and its Subsidiaries have such Permits as are necessary to own, lease, license or operate their respective properties and to conduct their respective businesses as currently owned and conducted and all such Permits are valid and in full force and effect, except such Permits that the failure to have or to be in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Evita.

            4.7 Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of Evita or any of its Subsidiaries who might be entitled to any fee or commission in connection with the execution of this Agreement.

            4.8 Evita Financial Statements. Evita has caused to be delivered to Millie (i) an audited consolidated balance sheet of Evita and its Subsidiaries as of December 31, 2000 (the "Evita Balance Sheet"), (ii) audited consolidated statements of income and retained earnings and cash flows of Evita and its Subsidiaries for the year ended December 31, 2000, (iii) an unaudited consolidated balance sheet of Evita and its Subsidiaries as of December 31, 2002 and (iv) unaudited consolidated statements of income and retained earnings and cash flows of Evita and its Subsidiaries for the twelve months ended December 31, 2002 (collectively, the "Evita Financial Statements"). The Evita Financial Statements were prepared in conformity with GAAP (except, in the case of the unaudited interim financials, for the absence of footnotes and year-end audit adjustments) and fairly present, in all material respects, the financial position and results of operations of Evita as of the dates, and for the periods, referred to therein.

            4.9 Title to Property and Assets; Condition and Sufficiency of Assets. Each of Evita and its Subsidiaries owns the personal property and assets they each purport to own located in the facilities operated by each of them or reflected as owned in the Evita Financial Statements. All such personal property and assets are owned free and clear of all Encumbrances, except Permitted Encumbrances. With respect to any real property, Evita is not in material violation of any of its leases.

            4.10 Absence of Certain Developments. Since December 31, 2002 and until the date of this Agreement, there has been no change or development which has had a Material Adverse Effect on Evita or its Subsidiaries. Since December 31, 2002 and until the date of this Agreement, Evita and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices and have not (a) sold, leased, transferred or otherwise disposed of any of their material assets (other than dispositions in the ordinary course of business consistent with past practices), (b) suffered any loss, damage or destruction, whether or not covered by insurance, to the properties or assets used in their respective businesses, (c) made any change in the accounting methods or practices they follow, whether for general financial or tax purposes, (d) incurred, created or suffered to exist any Encumbrances, other than Permitted Encumbrances, (e) made or obligated themselves to make any capital expenditures in excess of $50,000 individually or in the aggregate or
(f) entered into any agreement to do any of the foregoing.

            4.11 No Undisclosed Liabilities. Except as set forth on Schedule
4.11 and in the Evita Financial Statements, (i) at December 31, 2002, neither Evita nor any of its Subsidiaries had any liability (whether absolute, accrued, contingent, or otherwise, and whether then due or to become due) nor any loss contingency, except as reflected in the Evita Financial Statements, which would be required to be included therein in accordance with GAAP and (ii) since December 31, 2002, neither Evita nor any of its Subsidiaries has incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, known or unknown, contingent or otherwise other than (a) liabilities incurred in the ordinary course of business and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Evita Financial Statements.

            4.12 Litigation. Except as set forth on Schedule 4.12, there is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any court, public board, arbitrator, governmental body, agency or official, self-regulatory organization or body pending or, to the knowledge of Evita or any of its Subsidiaries, threatened against or affecting, Evita or any of its Subsidiaries, or their respective assets or properties or its respective directors or officers in their capacities as such. Neither Evita nor any of its Subsidiaries is subject to any outstanding order, ruling, judgment or decree that would have a Material Adverse Effect on Evita or could prevent or materially delay the consummation of the transactions contemplated hereby.

            4.13 Taxes.

                (a) Except as disclosed on Schedule 4.13, each of Evita and its Subsidiaries (i) has filed or there has been filed on its behalf, within the time and in the manner prescribed by Law (taking into account any extensions of time permitted by Law), all Tax Returns with respect to Taxes of Evita or such Subsidiary, as the case may be, and all such Tax Returns are true, complete and correct in all material respects, (ii) has timely paid or there has been paid on its behalf all Taxes of Evita or such Subsidiary, as the case may be, that are required to be paid, except with respect to matters contested in good faith and as to which adequate cash reserves have been provided on the Evita Financial Statements, (iii) has not waived any statute of limitations with respect to Taxes of Evita or such Subsidiary, as the case may be, or agreed to any extension of time within which to file any such Tax Return for any taxable period, which such Tax Return has not since been filed or to extend the period for the assessment or collection of any Taxes of Evita or such Subsidiary, as the case may be, and (iv) has provided adequate accruals in the Evita Financial Statements for the payment of all Taxes of Evita or such Subsidiary, as the case may be, not yet due and payable (including deferred income taxes).

                (b) Except as disclosed on Schedule 4.13, (i) there are no Encumbrances for Taxes upon the assets of Evita or any of its Subsidiaries except for statutory liens for Taxes not yet due, (ii) there are not pending or threatened in writing any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of Evita or any of its Subsidiaries, (iii) no power of attorney with respect to any Taxes of Evita or any of its Subsidiaries is currently outstanding, pending or otherwise in effect with the IRS or any other Governmental Entity and (iv) all Tax deficiencies which have been claimed, proposed or asserted against Evita or any of its Subsidiaries have been fully paid or finally settled.

                (c) Except as disclosed on Schedule 4.13, neither Evita nor any of its Subsidiaries is a party to or bound by, or has, any obligation under any written Tax sharing, allocation, indemnity or similar agreement or arrangement currently effective under which Evita or such Subsidiary, as the case may be, would be required to pay income Taxes of any Person other than of Evita or such Subsidiary, as the case may be.

                (d) No election under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Evita or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Evita or any of its Subsidiaries or any of its assets. None of the assets of Evita or any of its Subsidiaries is an asset or property that is or will be required to be treated as being: (i) owned by any Person (other than Evita or any of its Subsidiaries) pursuant to the provisions of Section 168(f) (8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986; or (ii) tax-exempt use property within the meaning of
Section 168(h)(1) of the Code.

                (e) Neither Evita nor any of its Subsidiaries has agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Evita or any of its Subsidiaries, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Evita. The IRS has not proposed any such adjustment or change in accounting method.

                (f) Neither Evita nor any of its Subsidiaries is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. Evita and its Subsidiaries have duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                (g) Neither Evita nor any of its Subsidiaries has filed with the IRS any request for a ruling with respect to Evita and its Subsidiaries or any of its assets, services or products.

                (h) There is no claim pending for a refund or adjustment of any Taxes paid by Evita and its Subsidiaries.

                (i) The parties agree that for U.S. federal income tax purposes, the Merger shall be treated as a taxable sale of the assets of Millie Sub by Millie, L90 and Picasso Media. Neither party will take any inconsistent reporting position on any Tax Return.

            4.14 Insurance. Evita has in force fire, casualty, product liability and other insurance policies sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to materially cover liabilities to which Evita may reasonably become subject.

            4.15 Environmental Matters.

                (a) Pending or Threatened Claims. Except as set forth in
Schedule 4.15(a), there is no Environmental Claim pending or, to the knowledge of Evita or any of its Subsidiaries, threatened against Evita or any of its Subsidiaries or, to the knowledge of Evita or any of its Subsidiaries, pending or threatened against any Person whose liability for any Environmental Claim Evita or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                (b) National Priorities List. Except as set forth in Schedule 4.15(b), to the knowledge of Evita or any Evita Subsidiary, no site or facility now or previously owned or operated by Evita or any Evita Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

            5.1 Conditions of Millie's and Millie Sub's Obligations. The obligations of Millie and Millie Sub are subject to the fulfillment prior to or on the Effective Time of all of the following conditions, any of which may be waived in whole or in part by Millie:

                (a) Representations and Warranties. The representations and warranties of Evita and Bulldog contained in this Agreement and the other Transaction Documents to which it is a party shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) on and as of the Effective Time, as if made at the Effective Time, except to the extent that any such representation or warranty is made as of a certain date, in which case it shall be true and correct in all material respects as of such certain date.

                (b) Covenants. Evita and Evita Sub shall have performed in all material respects all of their respective covenants and obligations hereunder required to be performed by it at or prior to the Effective Time.

                (c) Stockholder Approval. If required by applicable Law (including the DGCL), this Agreement shall have been adopted and the Merger shall have been duly approved by the holders of Millie Common Shares constituting the Millie Requisite Vote.

                (d) Injunctions. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending.

                (e) Certificate of Officer. Each of Evita, Bulldog and Evita Sub shall have delivered to Millie and Millie Sub a certificate dated the Closing Date, executed by an appropriate officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 5.1.

                (f) Supporting Documents. Millie and Millie Sub shall have received the following:

                         (i) Copies of resolutions of the board of directors of
each of Evita and Bulldog and resolutions of the sole member of Evita Sub certified by the Secretary or other authorized officer of Evita, Bulldog and Evita Sub, as the case may be, authorizing and approving, the execution, delivery and performance of the Agreement, the other Transaction Documents to which it is a party and all other documents and instruments to be delivered pursuant hereto and thereto; and

                         (ii) A certificate of incumbency executed by the
Secretary or other authorized officer of each of Evita, Bulldog and Evita Sub
(A) certifying the names, titles and signatures of the officers authorized to execute the Agreement and the other Transaction Documents to which it is a party and (B) further certifying that the certificate of incorporation and the bylaws of Evita and Bulldog and the certificate of formation and Evita Sub Operating Agreement delivered to Millie at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

                (g) Governmental Approvals. Evita, Evita Sub, Bulldog, Millie, Millie Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                (h) Consents and Waivers. Each of Evita, Bulldog and Evita Sub shall have obtained all consents or waivers, necessary to execute and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents to which it is a party and other agreements and instruments executed and delivered by Evita, Bulldog and Evita Sub in connection herewith shall have been made or taken.

                (i) Legal Opinion. Millie and Millie Sub shall have received the opinion of Edwards & Angell, LLP, counsel to Evita and Evita Sub, in substantially the form of Exhibit G.

                (j) Fairness Opinion. Millie shall have received the opinion (the "Fairness Opinion") of Allen & Company Incorporated, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Millie Sub Units pursuant to this Agreement is fair to the members of Millie Sub and the stockholders of Millie from a financial point of view, which fairness opinion shall otherwise be satisfactory to the board of directors of Millie in the exercise of its reasonable business judgment.

                (k) Security Agreement. Evita and Millie Sub and Millie shall have entered into the Security Agreement and all exhibits thereto requiring execution and delivery by such parties.

                (l) Financing Statement. Evita shall have executed a UCC-1 Financing Statement, as "debtor," substantially in the form of Exhibit H hereto (the "Financing Statement").

                (m) Evita Board of Directors. At the Effective Time, the Millie Designee, who initially shall be William Apfelbaum, shall be appointed to Evita's board of directors. Evita and the Millie Designee shall have entered into Evita's standard form director's indemnification agreement providing for indemnification of such Evita Designee to the fullest extent permitted by Law.

                (n) Stockholders Agreement. Bulldog and the stockholders of Bulldog named on the signature pages of the Stockholders Agreement shall have executed and delivered the Stockholders Agreement.

                (o) Transition Services Agreement. Evita, Evita Sub and Millie shall have executed and delivered the Transition Services Agreement.

            5.2 Conditions of Evita's Obligations. The obligations of Evita, Bulldog and Evita Sub are subject to the fulfillment prior to or on the Effective Time of all of the following conditions, any of which may be waived in whole or in part by Evita:

                (a) Representations and Warranties. The representations and warranties of Millie, L90 and Picasso Media contained in this Agreement and the other Transaction Documents to which it is a party shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or material adverse effect) on and as of the Effective Time, as if made at the Effective Time, except to the extent that any such representation or warranty is made as of a certain date, in which case it shall be true and correct in all material respects as of such certain date.

                (b) Covenants. Millie, L90, Picasso Media and Millie Sub shall have performed in all material respects all of their respective covenants and obligations hereunder required to be performed by them at or prior to the Effective Time.

                (c) Stockholder and Member Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the holders of all of the issued and outstanding capital stock of L90, Picasso Media and the holders of the Millie Sub Units, and if required by applicable Law (including the DGCL), this Agreement shall have been adopted and the Merger shall have been duly approved by the holders of Millie Common Shares constituting the Millie Requisite Vote.

                (d) Injunctions. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending.

                (e) Certificate of Officer. Each of Millie, L90, Picasso Media and Millie Sub shall have delivered to Evita a certificate dated the Closing Date, executed by an appropriate officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 5.2.

                (f) Supporting Documents. Evita shall have received the following:

                         (i) Copies of resolutions of the boards of directors of
Millie, L90 and Picasso Media and resolutions of the managers of Millie Sub certified by the Secretary or other authorized officer or manager of Millie, L90, Picasso Media or Millie Sub, as the case may be, authorizing and approving, the execution, delivery and performance of the Agreement, the other Transaction Documents to which it is a party and all other documents and instruments to be delivered pursuant hereto and thereto; and

                         (ii) A certificate of incumbency executed by the
Secretary or other authorized officer or manager of Millie and Millie Sub (A) certifying the names, titles and signatures of the officers authorized to execute the Agreement and the other Transaction Documents to which it is a party and (B) further certifying that the certificate of incorporation and bylaws of Millie, L90 and Picasso and the certificate of formation of Millie Sub and the Millie Sub Operating Agreement delivered to Evita at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

                (g) Governmental Approvals. Evita, Bulldog, Evita Sub, Millie, Millie Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                (h) Legal Opinion. Evita shall have received the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Millie, L90, Picasso Media and Millie Sub, in substantially the form of Exhibit I.

                (i) Consents and Waivers. Each of Millie and Millie Sub shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents to which it is a party and other agreements and instruments executed and delivered by Millie and Millie Sub in connection herewith shall have been made or taken.

                (j) Fairness Opinion. Millie shall have received the Fairness Opinion.

                (k) Conversion of Ad Technology.

                         (i) Providers of Web site advertising inventory to the
Millie Online Business representing at least ninety two and one-half percent (92.5%) of the total impressions (expressly excluding email deliveries) (the "Total Daily Impressions") served by a third party on behalf of Millie and its Affiliates (but expressly excluding impressions served by third parties not acting on behalf of Millie or its Affiliates, such as impressions served under Millie's One-to-One, MaxConnect or outsource Contracts ("MaxConnect Contracts")) on the Business Day immediately preceding the Effective Time shall have been converted to, or shall be capable of having advertisements served by, Evita's advertisement serving system or third party advertisement serving system in a manner reasonably acceptable to Evita that does not require the use of DoubleClick DART for Publishers or DART for Advertisers technology (any such converted Web site advertising Inventory, a "Converted Site"); provided, however, that the Total Daily Impressions shall not be less than the average daily impressions (expressly excluding email deliveries) (the "90 Day Daily Average") served by third parties on behalf of Millie and its Affiliates (but expressly excluding impressions served by a third party with respect to MaxConnect Contracts) during the ninety (90) days immediately preceding the Effective Time. For purposes of calculating the number of Total Daily Impressions on the Business Day immediately preceding the Effective Date pursuant to this Section 5.2(k), the number of impressions served with respect to any Web site advertising inventory subject to a sales representation Contract entered into between Millie or Millie Sub and the provider of such inventory after the date of this Agreement shall be deemed to equal the lower of the actual number of impressions served under such sales representation Contract or one and one-half percent (1.5%) of the 90 Day Daily Average.


                         (ii) Immediately prior to the Effective Time, the value
of signed ad sales insertion orders (other than email ad sales) that are contracted to run on or after the Effective Time on a site specific basis on any provider of Web site advertising inventory to the Millie Online Business under a sales representation Contract with Millie or Millie Sub (other than with respect to Converted Sites and MaxConnect Contracts), shall not constitute more than two percent (2%) of the aggregate value of signed ad sales insertion orders (other than email ad sales) that are contracted to run on or after the Effective Time on all providers of Web site advertising inventory to the Millie Online Business under a sales representation Contract with Millie or Millie Sub (other than MaxConnect Contracts).


                         (iii) Immediately prior to the Effective Time, with
respect to signed ad sales insertion orders that are contracted to run on or after the Effective Time on a run-of-category basis, the value of such insertion orders relating to the ad sales that would reasonably be deemed to run on any provider of Web site advertising inventory to the Millie Online Business under a sales representation Contract with Millie or Millie Sub (other than with respect to Converted Sites and MaxConnect Contracts) based on anticipated volume on a run-of-category basis, shall not constitute more than two and one-half percent (2.5%) of the aggregate value of signed ad sales insertion orders (other than email ad sales) that are contracted to run on or after the Effective Time on all providers of Web site advertising inventory to the Millie Business under a sales representation Contract with Millie or Millie Sub (other than MaxConnect Contracts).

                (l) Continued Employment. At least seventy-five percent (75%) of the employees employed by Millie and its Affiliates on the date hereof in connection with the Millie Online Business shall be so employed; provided, however, that such calculation shall not include employees terminated by Millie or any Affiliate of Millie for Cause.

                (m) Transition Services Agreement. Evita, Evita Sub and Millie shall have executed and delivered the Transition Services Agreement.

                (n) Minimum Net Working Capital. As of the Effective Time, Millie Sub's Preliminary Net Working Capital Amount, as calculated in accordance with Section 2.10 hereof, shall be no less than $1,800,000.

                                   ARTICLE IV

             COVENANTS OF MILLIE, L90, PICASSO MEDIA AND MILLIE SUB

            6.1 Interim Covenants. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Evita, Millie, L90, Picasso Media and Millie Sub, Millie, L90, Picasso Media and Millie Sub shall operate the Millie Online Business as it is presently being conducted and shall notify Evita of the amendment or entering of any Contract relating to the Millie Online Business and involves expenditure or receipts in excess of $50,000 on terms or conditions less favorable in any material respect than those in effect with such party on the date hereof except in the ordinary course of business. Furthermore, without limiting the generality of the foregoing, Millie Sub shall not, without the prior written consent of Evita:

                (a) Adopt or propose any change in its certificate of formation or the Millie Sub Operating Agreement (other than an amendment to reflect the issuance of an aggregate of 990 Millie Sub Units to Picasso Media and L90 upon consummation of the transactions contemplated by the Assignment and Assumption Agreement);

                (b) Merge or consolidate with any other entity or acquire all or substantially all of the assets of any other entity, other than in connection with the transactions contemplated by the Assignment and Assumption Agreement;

                (c) Other than as described in Subsection 6.1(a) above, issue or sell any Millie Sub Units, bonds, or other securities of which Millie Sub is the issuer or grant, issue or change any stock or unit options, warrants or other rights to purchase securities of Millie Sub;

                (d) Amend any term of any outstanding securities of Millie Sub;

                (e) Incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

                (f) Split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests;

                (g) Discontinue making payments to third parties in the ordinary course of business and in accordance with past practices;

                (h) *****


***** Material is confidential and has beem omitted and filed separately with the Securities and Exchange Commission.

                (i) ***** or

                (j) Agree to do any of the foregoing.

            6.2 Notification of Certain Matters. From the date hereof through the Effective Time, Millie shall promptly notify Evita of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (x) any representation or warranty made by it in this Agreement or any other Transaction Document to which it is a party to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it or Millie Sub in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder. From the date hereof through the Effective Time, Millie agrees, to the extent possible, to provide Evita with reasonable advance notice of any termination by Millie of the employment of any employee of the Millie Online Business and prompt notice of any resignation or the tendering of notice of resignation by any employee of the Millie Online Business.

            6.3 *****


***** Material is confidential and has beem omitted and filed separately with the Securities and Exchange Commission.

*****


            6.4 Access to Information and Employees. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Millie shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Evita, during normal business hours and upon prior notice during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Millie shall, and shall cause its Subsidiaries to, make available to Evita all information concerning the Millie Online Business as Evita may reasonably request, including without limitation, if requested, reasonable bi-weekly sales meetings with Bill Wise and/or Keith Kaplan to review sales information and issues related to the Millie Online Business and, if requested, reasonable bi-weekly finance meetings with Bill Mitchell and/or Hyunjin Lerner to discuss finance information and issues related to the Millie Online Business. Neither Millie nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the work product privilege of the entity in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            6.5 Employees. Neither Millie, L90, Picasso Media nor Millie Sub shall terminate (other than for cause) the employment of, or revise in any material respect the job responsibilities or other terms of employment of Keith Kaplan or Mark Cutsforth without the prior written consent of Evita.

            6.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, the inclusion of links on the Maxworldwide.com domain directing traffic for the Millie Online Business to Evita Sub) or to vest the Surviving LLC with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this


***** Material is confidential and has beem omitted and filed separately with the Securities and Exchange Commission.

Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Evita.

            6.7 No Solicitation.

                (a) Millie and its Subsidiaries shall immediately cease, and shall cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives to cease, any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined herein). From the date hereof until the Effective Time or the termination of this Agreement, Millie and its Subsidiaries shall, and shall use reasonable efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, (i) solicit or knowingly encourage the initiation of (including by way of furnishing information that has not been previously publicly disseminated) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions regarding, or furnish to any person any non-public information with respect to, or assist or facilitate any Takeover Proposal; provided, however, that if, prior to the Effective Time and following the receipt of a Takeover Proposal, the board of directors of Millie or a committee thereof determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that (i) a failure to do so would constitute a breach by it of its fiduciary duties to its stockholders under applicable law and (ii) the Takeover Proposal is or is reasonably likely to result in a Superior Proposal (as defined herein), Millie may, in response to such Takeover Proposal and subject to compliance with Section 6.7(b): (x) furnish nonpublic information with respect to Millie and its Subsidiaries to the party making such Takeover Proposal pursuant to a customary confidentiality agreement (but no less favorable to Millie than the confidentiality agreement entered into with Evita) provided that (i) such confidentiality agreement must include a provision prohibiting solicitation of key employees of Millie or its Subsidiaries, such provision lasting until the earlier of (A) at least one year or (B) the consummation of a transaction, and may not include any provision calling for an exclusive right to negotiate with Millie and (ii) Millie advises Evita of all such nonpublic information delivered to such person promptly following its delivery to the requesting party, and (y) participate in negotiations with such party regarding such Takeover Proposal; and (z) prior to the Effective Date, withdraw or modify its recommendation referred to in Section 3.8(c) following receipt of an unsolicited, bona fide Takeover Proposal from a third party which is a Superior Proposal or enter into an agreement with such third party and terminate this Agreement pursuant to Section 8.1(e) hereof.

                (b) In addition to the obligations of Millie set forth in paragraph (a) of this Section 6.7, and subject to the terms of any confidentiality agreement signed prior to the date hereof, Millie shall promptly advise Evita orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry, or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Millie in respect of any Takeover Proposal, and shall, in any such notice to Evita, indicate the identity of the person making such proposal, offer, inquiry, or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Evita informed, on a reasonably current basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. Millie shall not release any person from, or waive any material provision of, any confidentiality or standstill agreement entered into as of the date of this Agreement.

                (c) For purposes of this Agreement,

                         (i) "Takeover Proposal" means any inquiry, proposal or
offer from any person (other than Evita and its Subsidiaries, affiliates, and representatives) relating to (A) any direct or indirect acquisition or purchase of assets of Millie and its Subsidiaries equal to 15% or more of Millie's consolidated assets or to which 15% or more of Millie's and its Subsidiaries' revenues or earnings on a consolidated basis are attributable or (B) any direct or indirect acquisition of 15% or more of any class of equity securities of Millie or any of its Subsidiaries, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Millie or any of its Subsidiaries, or (D) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Millie or any of its Subsidiaries or any assets of Millie and its Subsidiaries equal to 15% or more of Millie's consolidated assets or to which 15% or more of Millie's revenues or earnings on a consolidated basis are attributable, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, any sale by Millie or any of its Subsidiaries of any business other than the Millie Online Business shall not be considered a "Takeover Proposal" for purposes of this Agreement.

                         (ii) "Superior Proposal" means a Takeover Proposal, for
consideration consisting of cash and/or securities, made by a third party on terms and conditions which the board of directors of Millie or a committee thereof determines in its good faith and reasonable judgment after consultation with its financial advisor to be more favorable (other than in immaterial respects) from a financial point of view than the Merger and the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Evita and the ability of the Person making such Takeover Proposal to consummate such Takeover Proposal (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

                (d) Millie and its Subsidiaries shall use their reasonable efforts to ensure that the officers, directors and employees of Millie and of each Subsidiary and any investment banker or other advisor or representative retained by Millie or any Subsidiary are aware of the restrictions described in this Section 6.7.

                (e) Nothing in this Section 6.7 shall (i) permit Millie to terminate this Agreement or (ii) permit Millie or any Subsidiary of Millie to enter into any written agreement with respect to a Takeover Proposal during the term of this Agreement (it being agreed that during the term of this Agreement Millie shall not enter into any written agreement with any person that provides for, or in any way facilitates, a Takeover

Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 8.1(e) sets forth the sole right of Millie to terminate this Agreement in the circumstances specified in Section 6.7(a).

            6.8 Customer Payments. Millie agrees that for a period of six (6) months following the Effective Time, it shall promptly forward and remit to Evita any payment received by Millie or any of its Affiliates with respect to any of the accounts receivable of the Millie Online Business acquired by Millie Sub pursuant to the Assignment and Assumption Agreement.

                                  ARTICLE VII

                        COVENANTS OF EVITA AND EVITA SUB

            7.1 Interim Covenants. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Millie, Evita Sub shall not, without the prior written consent of Millie, (such consent not to be unreasonably withheld or delayed) merge or consolidate with any other entity or agree to do any of the foregoing.

            7.2 Notification of Certain Matters. From the date hereof through the Effective Time, Evita shall promptly notify Millie of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (x) any representation or warranty made by it or any of its Subsidiaries in this Agreement or any other Transaction Document to which it is a party to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it, Bulldog or Evita Sub in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

            7.3 Affirmative Covenants. Evita and Bulldog agree that unless Millie otherwise consents or approves in writing (which consent or approval shall not be unreasonably withheld or delayed), so long as the Deferred Cash or, if payable, the Contingent Cash remains unpaid, Evita (and each of its Subsidiaries unless the context otherwise requires) will do the following:

                (a) Maintain Corporate Rights and Facilities. Maintain and preserve its corporate existence and all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its business in an orderly manner without voluntary interruption;

                (b) Maintain Insurance. Maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated;

                (c) Pay Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all Taxes, assessments and governmental charges upon or against it or any of its properties, and all its other material liabilities at any time existing, except to the extent and so long as (i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder, and (ii) it shall set aside on its books reserves (segregated to the extent required by GAAP) deemed by it adequate with respect thereto;

                (d) Records and Reports.

                         (i) Accurately and fairly maintain its books of account
in accordance with GAAP; employ a firm of independent certified public accountants, which firm is either one of the four largest national accounting firms, to make annual audits of its accounts in accordance with generally accepted auditing standards; permit Millie and its representatives to have access to and to examine its properties, and books and records (and to copy and make extracts therefrom) at such reasonable times and intervals as Millie may request and to discuss its affairs, finances and accounts with its officers and auditors, all to such reasonable extent and at such reasonable times and intervals as Millie may request, provided that such access shall not be granted more than once in any six (6) month period without Evita's prior written consent, which consent may be withheld in Evita's sole discretion;

                         (ii) As soon as practicable, and in any event within 60
days after the end of each calendar quarter (other than the fourth calendar quarter in any calendar year), prepare and provide to Millie the consolidated and consolidating balance sheet of Evita and its Subsidiaries as at the end of such calendar quarter and the consolidated and consolidating statement of operations for such calendar quarter, and its statement of cash flows for the portion of the calendar year ended with such calendar quarter, all in reasonable detail. Such financial statements shall be certified by a Chief Financial Officer of Evita as fairly presenting the financial condition, results of operations and cash flows of Evita and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;

                         (iii) As soon as practicable, and in any event within
60 days after the end of each calendar year, prepare and provide to Millie the consolidated and consolidating balance sheet of Evita and its Subsidiaries as at the end of such calendar year and the consolidated and consolidating statement of operations for such calendar year, and its statement of cash flows for the portion of the calendar year then ended, all in reasonable detail. Such financial statements shall be certified by a Chief Financial Officer of Evita as fairly presenting the financial condition, results of operations and cash flows of Evita and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;

                         (iv) Within five (5) days of receiving the audit report
described below in this subsection (iv) (and in no event later than 8 calendar months after the end of each calendar year), prepare and provide to Millie the consolidated and consolidating balance sheet of Evita and its Subsidiaries as at the end of such calendar year and the consolidated and consolidating statements of operations, stockholders' equity and cash flows, in each case of Evita and its Subsidiaries for such calendar year, in each case as at the end of and for the calendar year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by Evita and reasonably satisfactory to the Millie, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by Millie in its good faith business judgment to be adverse to the interests of Millie;

                         (v) As soon as practicable, and in any event (x) with
respect to the calendar year 2003, within 45 days following the Closing Date and
(y) with respect to any calendar year after 2003, within 45 days after the commencement of each calendar year, prepare and provide to Millie a revenue projection by calendar quarter for that calendar year, and prepare and provide to Millie projected consolidated balance sheets, statements of operations and statements of cash flow, all in reasonable detail;

                (e) Contingent Cash Reporting. In order to permit Millie to monitor the conditions relating to the payment of the Contingent Cash, Evita shall, at its expense, within thirty (30) days of the end of each calendar month after the Closing, deliver to Millie a certificate of its Chief Financial Officer setting forth in reasonable detail the Gross Billings for such calendar month. In addition, promptly upon learning of the occurrence of an Event of Default or a condition or event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default, a certificate signed by the chief executive officer or chief financial officer of Evita describing such Event of Default or condition or event and stating what steps are being taken to remedy or cure the same;

                (f) Notice of Litigation and Disputes. Promptly notify Millie of each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or threatened against Evita which could materially and adversely affect its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects, or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted;

                (g) Conduct of Business. Conduct its business in accordance with all applicable provisions of federal, state, local and foreign law; and

                (h) Compliance With Certificate of Incorporation and Bylaws. Perform and observe all requirements of Evita's Bylaws and Certificate of Incorporation.

            7.4 Negative Covenants. Evita agrees that unless Millie otherwise consents or approves in writing (which consent or approval shall not be unreasonably withheld or delayed), so long as the Deferred Cash or, if payable, the Contingent Cash remains unpaid, Evita (and each of its Subsidiaries unless the context otherwise requires) will not do any of the following:

                (a) Indebtedness and Liens. Assume, create, incur or suffer to exist any indebtedness that is pari passu with, prior or senior in right or time of payment to the Deferred Cash or the Contingent Cash, excluding indebtedness assumed, created, incurred or suffered to exist in connection with the purchase or financing of any capital equipment in an aggregate amount not to exceed $10,000,000;

                (b) Restrictive Agreements. Enter into or become a party to any agreement or instrument which by its terms would violate or be in conflict with or restrict Evita's performance of, its obligations under this Agreement;

                (c) Restricted Payments. Declare, set aside or pay any dividend on any class of capital stock of Evita or purchase or redeem any shares of any class of capital stock of Evita;

                (d) Relocate Offices. Relocate any of Evita's sales offices located in Kings County, New York as of the Closing Date to a location outside of Kings County if such re-location would adversely and materially affect Evita's ability to generate Gross Billings; or

                (e) Agreements. Enter into any contract or agreement to do any of the actions set forth in subsections (a) through (d).

            7.5 *****


***** Material is confidential and has beem omitted and filed separately with the Securities and Exchange Commission.

*****


                                  ARTICLE VIII

                                   TERMINATION

            8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Effective Time:

                (a) by mutual written agreement of the parties; or

                (b) by Evita, on the one hand, or Millie, on the other hand, if the Closing shall not have occurred on or before August 31, 2003 (the "Expiration Date"); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose material misrepresentation, material breach of warranty or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                (c) by Evita, on the one hand, or Millie, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party or any of its Subsidiaries of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Expiration Date; or

                (d) by Evita, on the one hand, or Millie, on the other hand, if there shall be a final nonappealable order of a Governmental Entity in effect preventing the consummation of the transactions contemplated by this Agreement; or

                (e) by Millie if it enters into a definitive agreement providing for a Takeover Proposal entered into in accordance with Section 6.7; provided, that prior thereto or simultaneously therewith Millie has paid or caused to be paid the Termination Fee to Evita in accordance with Section 8.2 and such termination of this Agreement by Millie shall not take effect unless and until it shall have paid Evita the Termination Fee; provided, further, that Millie has given Evita at least three (3) business days following Evita's receipt of written notice advising Evita that the board of directors of Millie is prepared to terminate this Agreement pursuant to this Section 8.1(e); or

                (f) by Evita if (i) the board of directors of Millie or any committee thereof shall have withdrawn or modified, in a manner materially adverse to Evita, its approval or


***** Material is confidential and has beem omitted and filed separately with the Securities and Exchange Commission.

recommendation of the Merger and the transactions contemplated by this Agreement or (ii) Millie shall have entered into any agreement respecting any Takeover Proposal other than a confidentiality agreement permitted by Section 6.7(a) hereof or the board of directors of Millie shall have recommended to the stockholders of Millie a Takeover Proposal.

            8.2 Effect of Termination. If this Agreement is terminated as permitted by Sections 8.1(a) or (d), such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement. If this Agreement is terminated as permitted by Sections 8.1(b) or (c), such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise. If this Agreement is terminated pursuant to Sections 8.1(e) or (f) (other than as a result of Allen & Company Incorporated failing to deliver the Fairness Opinion satisfying the condition specified in Section 5.1(j)), Millie shall pay to Evita a termination fee of Two Hundred Thousand Dollars ($200,000) (the "Termination Fee") in cash. Any payment of the Termination Fee shall be made to Evita not later than two business days after delivery to Millie of notice of demand for payment by wire transfer of immediately available funds to an account designated by Evita in the notice delivered pursuant to this Section 8.2. Any termination pursuant to Sections 8.1(e) or (f) shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement other than the payment of the Termination Fee.

                                   ARTICLE IX

                                 PROXY STATEMENT

            9.1 Proxy Statement. As soon as practicable after the execution of this Agreement, Millie shall prepare, with the cooperation of Evita, and file with the SEC preliminary proxy materials relating to the meeting of Millie's stockholders to be held in connection with the approval of this Agreement and the transactions contemplated hereby (collectively with any amendments or supplements thereto, the "Proxy Statement"). The Proxy Statement shall constitute a disclosure document for the offer and payment of the Purchase Price to be received by the holders of the Millie Sub Units in the Merger. As promptly as practicable after comments, if any, are received from the SEC with respect to such preliminary proxy materials and after the furnishing by Millie and Evita of all information required to be contained therein, Millie shall file a definitive Proxy Statement and mail or cause to be mailed the Proxy Statement to its stockholders.

            9.2 Best Efforts. Millie and Evita shall each use its best efforts to cause the Proxy Statement to comply with applicable federal and state securities laws requirements. Each of Millie and Evita agrees to provide promptly to the other such information concerning its business and financial statements and affairs and that of its Subsidiaries as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement. The information supplied by each of Millie and Evita for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is first mailed to the holders of capital stock of Millie, (ii) the time of the meeting to be convened pursuant to the Proxy Statement for the purposes of voting upon the adoption of this Agreement and the transactions contemplated hereby, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that Evita acknowledges and agrees that the preliminary proxy materials filed with the SEC will not contain the financial information required by the federal proxy rules. Millie will promptly advise Evita, and Evita will promptly advise Millie, in writing if at any time prior to the Effective Time either Millie or Evita shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

                                   ARTICLE X

                                 INDEMNIFICATION

            10.1 Survival. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing; provided that any such representations and warranties shall survive only for a period of eighteen (18) months after the Closing, and shall thereafter be of no further force or effect. Additionally, the parties agree that the indemnification obligations set forth in this Article X shall survive with respect to all litigation described in Section 10.2(d) and to claims for indemnification made within the applicable survival period until finally determined in accordance with the terms hereof. The representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation, verification, or examination by any party hereto or by any Person acting on behalf of any such party.

            10.2 Indemnification of Evita. Each of Millie, L90 and Picasso Media, jointly and severally, agrees to indemnify, defend, and save Evita and its directors, officers, employees, owners, agents, Affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (each an "Evita Indemnified Party"), forever harmless from and against, and to promptly pay to an Evita Indemnified Party or reimburse an Evita Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees, or other expenses, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities, or obligations (collectively, the "Losses"; for purposes hereof, any Losses incurred by the Surviving LLC shall be considered as Losses to an Evita Indemnified Party), sustained or incurred by such Evita Indemnified Party relating to, caused by or resulting from:

                (a) any misrepresentation or breach of warranty of Millie or its Subsidiaries contained in this Agreement or any other Transaction Document to which it is a party, or any failure of Millie or its Subsidiaries to fulfill or satisfy any covenant or agreement contained herein or in any other Transaction Document to which it is a party;

                (b) the operation of all businesses of Millie, L90 or Picasso Media other than the Millie Online Business;

                (c) any liability of Millie or its Subsidiaries for Taxes for any period prior to the Closing, except to the extent that the same have been reserved against in the Final Net Working Capital Amount;

                (d) any litigation brought prior to or pending as of the Closing, whether or not disclosed on Schedule 3.14 of the Disclosure Schedule, or elsewhere, or any litigation by the stockholders of Millie in their capacity as stockholders of Millie;

                (e) any liability related to any employee benefit plan or pension plan, or ERISA-related matters or the severance of any employees of Millie or any of its Subsidiaries before the Closing (other than the employment agreement between L90 and William H. Wise and the Severance Agreement between L90 and Keith Kaplan);

                (f) the employment (including the initial hiring and all terms, conditions, and events relating to the ongoing employment) or termination of employment (including constructive termination) by Millie or its Subsidiaries of any individual (including without limitation any current or former employee of Millie or its Subsidiaries) attributable to any action or inaction of Millie or its Subsidiaries occurring before the Closing;

                (g) any claim by any current or former employee of Millie or its Subsidiaries for any type of benefits under any Law, including without limitation workers' compensation, unemployment, temporary or permanent disability, and social security, that is based on employment by Millie or its Subsidiaries before the Closing.; and

                (h) any claim by DoubleClick for breach of any Contract by and between DoubleClick and L90, Picasso Media, Millie or Millie Sub or otherwise arising out or based, in whole or in part, on any such Contract.

            10.3 Indemnification of Millie. Evita and Bulldog, jointly and severally, agree to indemnify, defend, and save Millie and its directors, officers, employees, owners, agents, Affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (as applicable (each, a "Millie Indemnified Party"), forever harmless from and against, and to promptly pay to such Millie Indemnified Party or reimburse such Millie Indemnified Party for, any and all Losses, , sustained or incurred by such Millie Indemnified Party relating to, caused by, or resulting from any misrepresentation or breach of warranty of Evita or its Subsidiaries contained in this Agreement or any other Transaction Document to which it is a party, or failure to fulfill or satisfy any covenant or agreement contained herein or in any other Transaction Document to which it or its Subsidiaries is a party.

            10.4 Indemnification Procedure for Third-Party Claims Against Indemnified Parties.

                (a) In the event that subsequent to the Closing any Evita Indemnified Party or Millie Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit, or proceeding by any Person who is not a party to this Agreement (including, without limitation, any Governmental Entity) (a "Third-Party Claim"), with respect to which Evita or Millie, as the case may be (the "Indemnifying Party"), may be required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third-Party Indemnification Notice"), to the Indemnifying Party promptly after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty days after receipt from an Indemnified Party of a Third-Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, with counsel of its choice and reasonably acceptable to the Indemnified Party, the defense against such Third-Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party.

                (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 10.4(a), then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party. In addition, if either the Indemnified Party or the Indemnifying Party reasonably determines that there may be a conflict between the Indemnifying Party and the Indemnified Party in conducting the defense of such Third Party Claim, then the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party.

                (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third-Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense of any Third-Party Claim assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third-Party Claim, which offer the Indemnifying Party is permitted to settle under this Section

(a) 10.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least five days' prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "Settlement Notice"). If the Indemnified Party objects to such firm offer within ten calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus reasonable costs and expenses paid or incurred by the Indemnified Party up to the point such Settlement Notice has been delivered. If an Indemnified Party settles any Third-Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article X with respect to such Third-Party Claim.

            (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. To the extent that the consent or approval of either the Indemnifying Party or the Indemnified Party is required in this Section 10.4, any such consent or approval shall not be unreasonably withheld and will be deemed given in the absence of a written response within ten (10) days of any request therefor.

            (e) Any failure by an Indemnified Party to give a timely, complete, or accurate Third-Party Indemnification Notice as provided in this Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third-Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give a timely, complete, and accurate Third-Party Indemnification Notice.

            10.5 Notice of Indemnified Party Claims. In the case of a claim for indemnification under either Section 10.2 or Section 10.3 that is not a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis and amount of such claim for indemnification (each, an "Indemnification Notice"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty days in which to notify the Indemnified Party in writing (the "Indemnification Dispute Notice") that the basis of or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the grounds of such dispute. In the event that an Indemnification Dispute Notice is not given to the Indemnified Party within the required thirty-day period, the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty days after the date that the Indemnification Notice has been given to the Indemnifying Party.

            10.6 Deferred Cash and Contingent Cash. Evita may, in its sole discretion, offset any indemnification obligations of Millie, L90 and Picasso Media set forth in

Section 10.2 of this Agreement against the Deferred Cash and the Contingent Cash; provided, however, that if the amount of any indemnification obligation to be offset by Evita is disputed in accordance with the terms of this Agreement, then such amount shall be paid by Evita into a third party escrow (the terms of which shall be mutually acceptable to Evita and Millie), and, upon final resolution of such dispute in accordance with the terms of this Agreement, paid over to L90 and Picasso Media (as former holders of Millie Sub Units) or returned to Evita, as applicable.

            10.7 Indemnification.

                (a) There shall be no liability for indemnification under this
Article X, (i) unless the aggregate amount of Losses exceeds $125,000 (the "Indemnity Basket") at which time the Indemnifying Party shall be liable only to the extent such Losses exceed the Indemnity Basket, (ii) unless the Indemnified Party delivers to the Indemnifying Party written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims, and (iii) to the extent that an Indemnified Party has suffered, incurred, sustained or become subject to, Losses by reason of all such claims in excess of $5,000,000 the Indemnifying Parties shall not be obligated to pay anything other than or more than $5,000,000, in the aggregate for all claims under this Article X (the "Indemnity Cap"). Notwithstanding any provision to the contrary, neither the Indemnification Basket nor the Indemnity Cap shall apply to any claim for Losses relating to or arising from the provisions of Section 2.8, 2.10, 2.11, 2.12 or 7.5. Furthermore, notwithstanding any provision to the contrary, (x) none of Millie, L90 or Picasso Media shall have any liability to indemnify any Evita Indemnified Party for any Losses resolved by the parties pursuant to Sections 2.8(g)(v), 2.10, 2.11, 2.12 or 7.5 hereof and (y) Evita shall have no liability to indemnify any Millie Indemnified Party for any Losses resolved by the parties pursuant to Sections 2.8(g)(v), 2.10, 2.11 or 7.5 hereof.

            (b) The following Losses shall not be included in the calculation of the Indemnity Basket nor the Indemnity Cap and an Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this
Article X as though there were no Indemnity Basket or Indemnity Cap in this
Agreement:

                         (i) Payment of investment banker's fees for which an
Indemnifying Party is liable; and

                         (ii) Losses relating to, caused by or resulting from
any existing litigation relating to the period prior to the Closing.

                (c) Except for fraud and except with respect to the provisions of Section 2.8, 2.10, 2.11 and 2.12, and subject to any party's right for equitable relief, the indemnification provisions of this Article X shall constitute the sole and exclusive remedy of the parties hereto for any Losses under this Agreement, and the parties each waive any other remedy which they or any other Person entitled to indemnification hereunder may have at Law or otherwise with respect thereto.

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.1 Waivers and Amendments. Any provisions of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Evita, Evita Sub, Millie, L90, Picasso Media and Millie Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.

            11.2 Public Announcements. At the proper time, as determined by the parties hereto in good faith consultation with each other, the parties hereto shall issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement, the other Transaction Documents and the related transactions. Notwithstanding the foregoing, Millie may make such disclosures as may be required (based on the advice of counsel) due to its status as a public company, after good faith consultation with the other parties hereto.

            11.3 Notices of Certain Events.

                (a) Each of the parties hereto shall promptly notify the other parties of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents if the failure of any of the parties hereto, as the case may be, to obtain such consent would result in a Material Adverse Effect on the notifying party; and
(ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                (b) The parties hereto shall promptly notify the other parties of any Actions commenced or, to the best of such party's knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

            11.4 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by nationally-recognized overnight courier, mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

                (a) If to Millie, L90, Picasso Media or Millie Sub
(pre-Closing):

                          MaxWorldwide, Inc.
                          50 West 23rd Street
                          Fourth Floor
                          New York, NY 10010
                          Attn:  General Counsel
                          Facsimile No.: (212) 404-1040

                    with a copy to (which shall not constitute notice):

                          Paul, Hastings, Janofsky & Walker LLP
                          515 South Flower Street, 25th Floor
                          Los Angeles, CA 90071
                          Attention:  Robert Miller, Jr., Esq.
                          Facsimile No.: (213) 627-0705

            or (b) If to Evita, Bulldog, Evita Sub or the Surviving LLC (post-Closing):

                          Bulldog Holdings, Inc.
                          One Bridge Street
                          Irvington, NY 10533
                          Attention:  Mark Stein, Esq.
                          Facsimile No.: (914) 591-0205

                    with a copy to (which shall not constitute notice):

                          Edwards & Angell, LLP
                          Three Stamford Plaza
                          301 Tresser Boulevard
                          Stamford, CT 06901
                          Attention:  Martin Clarke, Esq.
                          Facsimile No.: (888) 325-9580

or at such other address as the parties may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, on the next Business Day if dispatched by overnight courier upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or seventy-two
(72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

            11.5 No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

            11.6 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Millie, L90 and Picasso Media may assign all or any portion of its rights to receive the Purchase Price under Sections 2.8, without the written consent of Evita. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            11.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

            11.8 Governing Law. Subject to the application of the DGCL to the Merger, the internal Laws, and not the Laws of conflicts (other than Section 5-1401 General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

            11.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such cost or expense.

            11.10 Transfer Taxes. Evita shall pay all transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

            11.11 Jurisdiction. Except as provided in Section 2.8(g) or 2.11 with respect to any dispute to be resolved in accordance therewith, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, every party agrees that service of process on such party as provided in Section
11.4 shall be deemed effective service of process on such party.

            11.12 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            11.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            11.14 Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement and other Transaction Documents supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing sentence, that certain Confidentiality Agreement dated October 11, 2002 by and between Millie and Evita shall survive the execution and delivery of this Agreement and continue in full force and effect in accordance with the terms contained therein.

            11.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

            11.16 Best Efforts. The parties shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement the other Transaction Documents and applicable Laws (other than the payment of monies in order to solicit or obtain any consent or approval, including without limitation, any stockholder approval) to consummate and make effective all the transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable, including, without limitation, converting the providers of Web site advertising inventory to the Millie Online Business to Converted Sites as contemplated by Section 5.2(k), preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals required to be obtained from any third party necessary, proper or advisable to the transactions contemplated by this Agreement and the other Transaction Documents.

                            [Execution Page Follows]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.


MAXWORLDWIDE, INC.                     BULLDOG HOLDINGS, INC.


By:/s/ Mitchell Cannold                By:/s/ Jonas Steinman
   ---------------------------------       ---------------------------------
   Name:  Mitchell Cannold                 Name:  Jonas Steinman
   Title: Chief Executive Officer          Title: Co-Chief Executive Officer


MILLIE SUB, LLC                        MILLIE SUB ACQUISITION, LLC
                                       By The Excite Network, Inc., Sole Member

By:/s/ Mitchell Cannold                By:/s/ Jonas Steinman
   ---------------------------------       ---------------------------------
   Name:  Mitchell Cannold                 Name:  Jonas Steinman
   Title: Chief Executive Officer          Title: Co-Chief Executive Officer


THE EXCITE NETWORK, INC.


By:/s/ Jonas Steinman
   ---------------------------------
   Name:  Jonas Steinman
   Title: Co-Chief Executive Officer


L90, INC.


By:/s/ Mitchell Cannold
   ---------------------------------
   Name:  Mitchell Cannold
   Title: Chief Executive Officer


PICASSO MEDIA ACQUISITION, INC.


By:/s/ Mitchell Cannold
   ---------------------------------
   Name:  Mitchell Cannold
   Title: Chief Executive Officer

                   Schedules delivered by MaxWorldwide, Inc.

Schedule 2.8(g) - Contingent Cash

Schedule 3.3 - Organization

Schedule 3.5 - No Violation; Consents

Schedule 3.6 - Financial Statements

Schedule 3.6(a) - Write-Offs

Schedule 3.9 - No Conflicts

Schedule 3.10 - Intellectual Property

Schedule 3.10 - Intellectual Property Exhibit C

Schedule 3.11 - Contracts

Schedule 3.11(b) - Enforceability of Contracts

Schedule 3.12 - Absence of Certain Developments

Schedule 3.13 - No Undisclosed Liabilities

Schedule 3.14 - Litigation

Schedule 3.15 - Compliance with Laws

Schedule 3.16 - Taxes

Schedule 3.17 - Employee Relations

Schedule 3.18 - Brokers

Schedule 3.20 - Labor Relations

Schedule 3.21(a) - Environmental Matters - (Pending or Threatened Claims)

Schedule 3.21(b) - Environmental Matters - (National Priorities List)

                 Schedules delivered by The Excite Company, Inc.

Schedule 4.1 - Organization

Schedule 4.2 - No Violation; Consents

Schedule 4.6 - Compliance with Laws

Schedule 4.11 - No Undisclosed Liabilities

Schedule 4.12 - Litigation

Schedule 4.13 - Taxes

Schedule 4.15(a) - Environmental Matters; Pending or Threatened Claims

Schedule 4.15(b) - Environmental Matters; National Priorities List

MaxWorldwide, Inc. will deliver the foregoing schedules upon the request of the Commission.